UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Winn-Dixie Stores, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WINN-DIXIE STORES, INC.

5050 EDGE WOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

Notice of Annual Meeting of Shareholders

to be held December 8, 2005

To all Shareholders of Winn-Dixie Stores, Inc.:

You are invited to attend the 2005 annual meeting of shareholders of Winn-Dixie Stores, Inc. (“Winn-Dixie”, “we”, “us” or the “Company”). The annual meeting will be held at our headquarters at 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., local time, on Thursday, December 8, 2005. At the meeting, our shareholders will act on the following matters:

•	Election of three Class III directors for terms expiring in 2008;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2006; and

•	Any other business that may properly come before the meeting.

The Board of Directors has fixed October 14, 2005 as the record date for the annual meeting. Only holders of our common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

Shareholders will need to register at the meeting to attend the meeting. If your shares are not held in your name, you will need to bring proof of your ownership of those shares to the meeting in order to register. You should ask the broker, bank or other institution that holds your shares to provide you with either a copy of an account statement or a letter that shows your ownership of Winn-Dixie common stock on October 14, 2005. Please bring that documentation to the meeting to register.

By Order of the Board of Directors,

Larry B. Appel

Secretary

Jacksonville, Florida

October 27, 2005

Whether or not you expect to attend the annual meeting, please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA 32254-3699

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 8, 2005

Our annual meeting of shareholders will be held on Thursday, December 8, 2005 at our headquarters at 5050 Edgewood Court, Jacksonville, Florida, beginning at 9:00 a.m. local time. The enclosed form of proxy is solicited by our Board of Directors. We anticipate that this proxy statement and the accompanying proxy will first be mailed to holders of our common stock on or about October 31, 2005.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a shareholder, to vote. It provides information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint H. Jay Skelton, T. Wayne Davis and Charles P. Stephens as your representatives at the meeting. These representatives will vote your shares at the meeting (or any adjournments) as you have instructed them on the proxy card. With proxy voting, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If an issue comes up for vote at the meeting (or any adjournments) that is not described in this proxy statement, these representatives will vote your shares, under your proxy, at their discretion.

Can I receive proxy materials via the Internet?

If you do not already receive the proxy materials via the Internet, you can help us save significant printing and mailing expenses by consenting to receive next year’s proxy statement, proxy card and annual report electronically via the Internet. To consent to electronic delivery, simply follow the instructions set forth at the Web site www.proxyvotenow.com/win. If you choose to receive your proxy materials and annual report electronically, then prior to next year’s annual meeting you will receive email notification when the proxy materials and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect for all future shareholder meetings unless you revoke it by following the instructions set forth at the Web site www.proxyvotenow.com/win. Even if you elect to access these materials via the Internet, you can still request paper copies through your brokerage firm, bank or our transfer agent, Wachovia Bank (“Wachovia”).

What is “householding” and how does it affect me?

Householding is a program approved by the Securities and Exchange Commission (“SEC”) which allows the delivery of only one package of proxy materials to you if there are multiple shareholders residing at the same address. This means you will receive an envelope containing one set of proxy materials and a separate proxy card for each shareholder account in the household. Proxy materials may include an annual report and a proxy statement. Householding saves us money by reducing printing and postage costs. It also creates less paper for you to manage and is environmentally friendly.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address who do not wish to participate in householding may contact us to request multiple copies of the proxy materials in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy materials may contact us to request to participate in householding in the future. For requests relating to householding, please contact Shareholder Relations, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, telephone number (904) 783-5000, email address shareholderrelations@winn-dixie.com.

When is the record date?

The Board of Directors has fixed October 14, 2005 as the record date for the annual meeting. Only holders of Winn-Dixie common stock as of the close of business on this date will be entitled to vote at the annual meeting.

How many shares are outstanding? How many votes per share?

As of the record date, we had 141,861,908 shares of common stock issued and outstanding. Each share is entitled to one vote. In accordance with Florida law, a list of shareholders as of the record date will be available at the annual meeting and for ten days prior to the meeting for inspection by any shareholder or the shareholder’s agent or attorney at our headquarters, located at 5050 Edgewood Court, Jacksonville, Florida, between the hours of 9:00 a.m. and 5:00 p.m.

What am I voting on?

You are being asked to vote on the following:

•	the election of three Class III directors for terms expiring in 2008;

•	the ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for fiscal year 2006; and

•	any other business that may properly come before the meeting.

No cumulative rights are authorized and dissenters’ rights are not applicable to any of the matters being voted upon.

How do I vote?

Holders of record of our shares have four voting options:

•	over the Internet at www.proxyvotenow.com/win;

•	by telephone toll-free at 1-866-235-8913;

•	by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope; or

•	by attending the annual meeting and voting in person.

If you vote by telephone or over the Internet, you will be prompted to enter the voter control number printed on your proxy card above your name and to follow a few simple instructions. Voting via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting or to change your vote electronically or by telephone. We reserve the right to cancel the Internet voting or telephone voting programs with respect to future shareholder meetings.

If you hold your shares in “street name” through a bank, broker or other nominee, your ability to vote by telephone or over the Internet depends on the voting processes of the broker, bank or other nominee. These programs are different from the program offered by Wachovia for shares registered in the name of the shareholder. Please follow the instructions provided by your bank, broker or other nominee on the voting instruction form or proxy card carefully.

How are voting instructions provided for shares held in a dividend reinvestment plan account or the Winn-Dixie Profit Sharing/401(k) Plan or acquired through the 2000 employee stock offering?

If you are a participant in the Winn-Dixie dividend reinvestment plan, the enclosed proxy serves as voting instructions for the number of full shares in your dividend reinvestment plan account, as well as other shares registered in your name. If you are a participant in the Winn-Dixie Profit Sharing/401(k) Plan, the enclosed proxy also serves as voting instructions for the plan trustee for all such accounts registered in your name. If your voting instructions are not received for shares in the Profit Sharing/401(k) Plan, your shares will be voted in the same proportion as the shares in the plan for which voting instructions are received from others. If you hold stock acquired through our 2000 employee stock offering, the enclosed proxy serves as voting instructions for those shares as well as other shares registered in your name.

Can shareholders vote in person at the annual meeting?

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate or the shares are registered in someone else’s name, you must request a legal proxy from your stockbroker or the registered owner to vote at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of the shares.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again over the Internet or by telephone prior to 12:00 noon, Eastern time, on December 7, 2005;

•	signing another proxy with a later date and mailing it to our transfer agent, Wachovia, as long as Wachovia receives the proxy prior to 12:00 noon, Eastern time, on December 7, 2005;

•	voting in person at the annual meeting; or

•	giving written notice to our Secretary at the address on the front cover of this proxy statement.

How many votes do you need to hold the meeting?

For us to conduct the annual meeting we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be represented at the meeting. Your shares will be counted as represented at the annual meeting if you:

•	vote via the Internet or by telephone;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the annual meeting and vote in person.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will not be included in vote totals and will not affect the outcome on the vote of any proposal contained in this year’s proxy statement.

How many votes are needed to elect directors?

The three nominees receiving the highest number of FOR votes cast by the shareholders will be elected as Class III directors, even if those nominees do not receive a majority of the votes cast. This number is called a plurality. A properly executed proxy card marked WITHHOLD with respect to the election of directors will not be voted and will not count FOR any of the nominees.

How many votes are needed to ratify the appointment of KPMG as the independent registered public accounting firm for fiscal year 2006?

The ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2006 will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to this proposal will not be voted and will not count FOR or AGAINST this proposal.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms must follow certain New York Stock Exchange (“NYSE”) rules with respect to such voting.

The election of directors and the ratification of the appointment of KPMG as our independent registered public accounting firm are “routine” matters under NYSE rules. The NYSE rules allow brokerage firms to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matters.

If you do not provide voting instructions, your brokerage firm may either:

•	vote your shares on routine matters; or

•	leave your shares unvoted.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What happens if a director nominee is unable to stand for election?

The Board of Directors may by resolution provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted as recommended by the Board of Directors to elect a substitute nominee.

How are votes counted?

Your shares will be voted as you indicate. If you just sign your proxy card with no further instructions, your shares will be voted:

•	FOR each director nominee; and

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm.

Voting results will be tabulated and certified by our transfer agent, Wachovia.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2006 which will be filed with the SEC.

Who will pay for the costs of soliciting proxies?

We will bear the cost of soliciting proxies. In an effort to have as large a representation at the meeting as possible, our directors, officers and employees may solicit proxies by telephone or in person in certain circumstances. Upon request, we will reimburse brokers, dealers, banks, voting trustees and their nominees who are holders of record of our common stock on the record date for the reasonable expenses incurred for mailing copies of the proxy materials to the beneficial owners of such shares.

How can I obtain an additional copy of the Annual Report on Form 10-K for fiscal 2005?

Our Annual Report on Form 10-K for fiscal 2005, which includes audited financial statements, accompanies this proxy statement. You may obtain additional copies of the Form 10-K by clicking on “SEC Filings” on the Investor Information page of our Web site at www.winn-dixie.com.

At the written request of any shareholder who owns common stock on the record date, we will provide without charge an additional paper copy of the Form 10-K, including the financial statements and financial statement schedules but not including exhibits. If requested, we will provide copies of the exhibits for a reasonable fee. Requests for additional paper copies of the Form 10-K should be mailed to:

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Attention: Shareholder Relations

Email: shareholderrelations@winn-dixie.com

PROPOSAL 1—ELECTION OF DIRECTORS

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR each of the nominees.

What is the size of the Board?

Our Bylaws require our Board of Directors to have at least three and no more than 15 directors. Currently, our Board has ten directors. John H. Dasburg, one of our directors, is not standing for re-election at the annual meeting. Effective as of the annual meeting, our Board will be comprised of nine directors.

Is the Board divided into classes? How long is the term of each class?

Yes, the Board is divided into three classes. Each class of directors is elected to serve for a term of three years, and the terms of approximately one-third of the directors expire each year. All directors serve until their successors are elected and qualified.

Because John H. Dasburg, one of our Class III directors, is not standing for re-election at the annual meeting, and because our Bylaws require that three director classes be of approximately equal size, in September 2005 the Board adjusted the membership of the classes and moved Carleton T. Rider from a Class I director (with a term to expire in 2007) to a Class III director (with a term to expire in 2005). Therefore, after the election at the annual meeting, we will have three classes comprised of three directors in each class.

Which directors are standing for election this year?

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has nominated the following directors for re-election as Class III directors at the annual meeting to hold office until the 2008 Annual Meeting of Shareholders: John E. Anderson, Julia B. North and Carleton T. Rider.

What if a nominee is unable or unwilling to serve?

Should any one or more of these nominees become unable or unwilling to serve (which is not anticipated), the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

The Board of Directors recommends a vote FOR each of the nominees.

INFORMATION ON OUR BOARD OF DIRECTORS

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 29, 2005	Director Since
NOMINEES FOR CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2008

John E. Anderson • For more than the last five years, President and Chief Executive Officer of Patriot Transportation Holding, Inc. (a transportation and real estate company) • 1989 to January 1, 2004, Director of Patriot Transportation Holding, Inc.	60	2002

Julia B. North • For more than the last five years, retired President and Chief Executive Officer of VSI Enterprises, Inc. (telecommunications and videoconferencing products and services) • Director of Simtrol, Inc. (formerly VSI Enterprises, Inc.), Acuity Brands, Inc. and Community Health Systems, Inc.	57	1994

Carleton T. Rider • For more than the last five years, Senior Administrator, Mayo Foundation (a non-profit health care organization) • 1985 to July 1993, Administrator, Mayo Clinic Jacksonville • Director of St. Luke’s Hospital, Jacksonville, Florida	60	1992

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 29, 2005	Director Since
INCUMBENT CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2006

Peter L. Lynch • December 2004 to present, President and Chief Executive Officer of Winn-Dixie • July 2003 to December 2004, a private investor • March 2000 to July 2003, President and Chief Operating Officer of Albertson’s, Inc. (a food and drug retailing company) • June 1999 to March 2000, Executive Vice President—Operations of Albertson’s, Inc.	53	2004

Edward W. Mehrer, Jr. • January 2004 to present, retired • 1996 to December 2003, Chief Financial Officer and Treasurer of CyDex, Inc. (a pharmaceutical delivery company) • October 2002 to May 2002, Interim President and Chief Executive Officer of CyDex, Inc. • Director of Novastar Financial, Inc., MGI Pharma, Inc. and FBL Financial Group, Inc.	66	2003

Ronald Townsend • 1996 to present, communications consultant • 1989 to 1996, President of Gannett Television Group, Gannett Co., Inc. (a print and electronic media company) • Director of Alltel Corporation and Rayonier Company	63	2000

Name, Principal Occupation for the Past Five Years, Directorships	Age as of June 29, 2005	Director Since
INCUMBENT CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2007

T. Wayne Davis • For more than the last five years, a private investor • February 1989 to April 2002, Chairman of the Board of The Transit Group, Inc. (a logistics and transportation company) • 1971 to 1987, with Winn-Dixie in various capacities • Director of Enstar Group, Inc. and MPS Group, Inc. (formerly Modis Professional Services, Inc.)	58	1981

H. Jay Skelton • Chairman of the Board of Winn-Dixie since October 2004 • January 2005 to present, Vice-Chairman of D.D.I., Inc. (a diversified investment company) • 1989 to December 2004, President and a Director of D.D.I., Inc. • 1962 to 1988, with KPMG Peat Marwick in various capacities, including as Managing Partner of the Jacksonville, Florida office from 1978 to 1988	67	2004

Charles P. Stephens • For more than the last five years, Vice President, director and a principal stockholder of Norman W. Paschall Co., Inc. (brokers, importers, exporters and processors of fibers and by-products)	67	1982

T. Wayne Davis and the spouse of Charles P. Stephens are first cousins and members of the founding family of the Company. H. Jay Skelton is an executive officer of D.D.I., Inc., our largest shareholder, a Florida corporation that is beneficially owned by the founding family of the Company.

Tillie K. Fowler, a director since 2001, passed away in March 2005. Ms. Fowler, a former Congresswoman and an attorney, was a respected member of our Board. We appreciate her service in support of Winn-Dixie. John H. Dasburg, a director since 2002, is not standing for re-election to our Board of Directors this year. We would like to thank him for his service to our Board over the past three years.

CORPORATE GOVERNANCE

BOARD OF DIRECTORS STRUCTURE

How many times did the Board meet in fiscal 2005?

During the fiscal year ended June 29, 2005, the Board of Directors held four regular meetings and 12 special meetings and took action by unanimous written consent in lieu of a meeting three times. All directors attended at least 75% of the Board meetings.

How does the Board determine which directors are independent?

Our Corporate Governance Principles require that a majority of the members of the Board be independent as defined under applicable law and NYSE listing standards. While our stock is not currently listed on the NYSE, we continue to maintain Independence Criteria under our Corporate Governance Principles that satisfy the NYSE listing standards. Under these Independence Criteria, a director will not be considered independent if he or she has a material relationship with us as defined below:

•	The director has been employed by us in the past three years.

•	The director has been affiliated with or employed by one of our present or former auditors in the last three years.

•	The director has in the past three years been a part of an interlocking directorate in which one of our officers serves on the compensation committee of another company that employs the director.

•	The director has in any of the past three years received in excess of $100,000 in direct compensation (other than directors’ fees) from us or has been an officer or employee of another company (a) that accounts for the greater of at least $1 million or 2% of our gross revenues or (b) for which we account for the greater of at least $1 million or 2% of the other company’s gross revenues.

•	The director serves as an officer, director or trustee of a charitable or other non-profit organization to which we have in any of the past three years given in excess of the greater of at least $1 million or 2% of the total donations received by the organization (not including Company matching contributions made to match gifts made by our employees who are not officers or directors).

•	Any immediate family member of the director meets one of the prior criteria, or the director indirectly meets one of the prior criteria through an entity for which the director serves as an employee, officer, director or consultant.

What was the Board’s determination with respect to director independence?

The Board of Directors reviewed the independence of each director in September 2005 based on the Independence Criteria. As a result of the review, the Board affirmatively determined that the following directors are independent: John E. Anderson, John H. Dasburg, T. Wayne Davis, Edward W. Mehrer, Jr., Julia B. North, Carleton T. Rider, H. Jay Skelton, Charles P. Stephens and Ronald Townsend. Peter L. Lynch is not independent because he is our employee.

How can shareholders communicate with the Board?

Shareholders who wish to communicate directly with members of the Board or any chairperson of a Board committee may do so by writing directly to those individuals c/o General Counsel, Winn-Dixie Stores, Inc., 5050 Edgewood Court, Jacksonville, Florida 32254-3699. Our General Counsel will forward all communications directly to the Board member. If the correspondence is not addressed to a particular member, the communication will be forwarded to the Chairman of the Board. Our General Counsel will review all communications before forwarding to the appropriate Board member.

If you want to report a concern relating to our accounting, internal accounting controls, or audit matters, please call 1-800-445-2598. Your call will be confidential and you may remain anonymous. The Audit Committee of our Board of Directors will be directly notified of your call.

Do the non-management directors of the Board meet during the year?

Yes. Under our Corporate Governance Principles, the non-management directors meet at least three times each year without any representative of management being present. The non-management directors determine the process for selecting a presiding director at the non-management director meetings. The current process provides that the Chairman of the Board presides at these meetings.

Does the Board have a policy with respect to attendance at the annual meeting of shareholders?

Yes. The Board has adopted a policy stating that all directors are expected to attend the annual meeting of shareholders. Although the Board understands that there may be situations that prevent a director from attending an annual meeting, the Board strongly encourages all directors to make attendance at the annual meeting a priority. All of the directors who served at the time of the 2004 annual meeting of shareholders attended the meeting, except for Mr. Dasburg.

DIRECTOR COMPENSATION

How were the directors compensated in fiscal 2005?

During fiscal year 2005, non-employee directors received the following compensation:

•	an annual retainer of $48,000 for the Chairman of the Board;

•	an annual retainer of $24,000 for each other director;

•	an additional retainer of $3,000 for directors who chair a committee,

•	in-person and telephonic meeting fees of $1,500 per meeting;

•	a unanimous written consent fee of $1,000 per consent;

•	if the director was elected or re-elected at the 2004 annual shareholders’ meeting on October 20, 2004, immediately exercisable options to purchase 5,000 shares of our common stock at an exercise price of $3.17 (the closing price of our common stock on the grant date of October 20, 2004); and

•	if the director was not slated for election at the 2004 annual shareholders’ meeting on October 20, 2004, immediately exercisable options to purchase 2,500 shares of our common stock at an exercise price of $3.17 (the closing price of our common stock on the grant date of October 20, 2004). All option grants to directors expire on January 15 following the sixth full fiscal year after grant.

Directors who are employees were not paid annual retainers or meeting or written consent fees, nor do they participate in the Stock Plan for Directors.

Fiscal 2005 Board of Directors Compensation(1)
Director	Annual Retainer ($/share)(2)	Attendance Fees ($)	Chair Retainer ($/share)(2)	Total ($)	Stock Options(#)(3)
John E. Anderson	24,005	57,500	—	81,505	2,500
T. Wayne Davis	24,005	28,500	—	52,505	5,000
John H. Dasburg	24,005	53,500	3,000	80,504	2,500
Peter L. Lynch	—	—	—	—	—
Edward W. Mehrer, Jr.	24,006	62,500	2,500	89,006	2,500
Julia B. North	24,005	66,500	3,000	93,505	2,500
Carleton T. Rider	24,005	46,000	—	70,005	5,000
H. Jay Skelton	36,001	27,000	—	63,001	5,000
Charles P. Stephens	24,005	33,000	—	57,005	5,000
Ronald Townsend	24,003	62,500	2,250	88,753	2,500

(1)	Table does not include compensation for items such as reimbursement for travel and gift merchandise.
(2)	Prior to our bankruptcy filing in February 2005, annual and chair retainers were paid one-half in cash and one-half in common stock. Since our bankruptcy filing, these retainers have been paid in cash.
(3)	Reflects options granted under our Stock Plan for Directors, as described below, at an exercise price of $3.17 per share.

How are annual and chair retainer fees paid?

We pay the annual retainer in quarterly installments. For the first and second quarters of fiscal 2005, the annual retainer was paid one-half in cash and one-half in our common stock issued pursuant to our Stock Plan for Directors described below, based upon the closing price of our common stock on the grant date. Beginning in the third quarter of fiscal 2005, after our Chapter 11 filing, the annual retainer installment has been paid in cash.

Are there other payments made to non-employee directors?

We reimburse directors for travel expenses incurred in attending committee and Board meetings. In conjunction with the 2004 Annual Meeting of Shareholders, we invited directors’ spouses to accompany directors to Board-related events, for which we paid or reimbursed travel-related expenses. In addition, prior to January 1, 2005, we provided each of our directors with a gift basket containing merchandise from our stores at each regular meeting of the Board. The aggregate value of the merchandise given to each director during fiscal 2005 was approximately $1,500. During fiscal 2005, we also provided to certain directors tickets to sporting events in Jacksonville that had an aggregate value of approximately $1,200.

Is there a stock plan for directors?

Yes. Under our Stock Plan for Directors, 500,000 shares of our common stock are reserved for direct grants of common stock and issuances of common stock upon the exercise of options. Only non-employee directors are eligible to receive grants under the plan.

During fiscal year 2005, a total of 24,931 shares of our common stock were awarded to non-employee directors under the plan as payment of the half of the annual retainer that was paid in stock. We also granted 35,000 options to purchase shares of or common stock in October 2004, which was the annual grant of options to our non-employee directors at the annual shareholders’ meeting. Since our bankruptcy filing, there have been no grants made under our Stock Plan for Directors.

May directors defer the payment of the fees they earn?

Yes. Under our Directors’ Deferred Fee Plan, a director may elect to defer payment of all or any part of the fees until termination as a director. All fees deferred under this plan are credited, at the election of the director, to an income account paying interest equivalent to a national bank’s prime rate of interest or to a stock equivalent account based on the closing market price of our common stock on the date the fees are earned. A director’s interest in the deferred fee plan is payable only in cash in a single payment or in annual installments upon termination of service as a director. No directors elected to participate in this plan during fiscal year 2005.

Have you revised director compensation for fiscal 2006?

Yes. We are no longer granting stock options at each annual meeting to our directors under the Stock Plan for Directors. In lieu of the issuance of stock options at the 2005 annual shareholders’ meeting, our non-employee directors have requested that we utilize the equivalent amount of cash in humanitarian aid in support of the victims of Hurricane Katrina.

COMMITTEE STRUCTURE

What are the committees of the Board?

The Board of Directors currently has three committees: Audit, Nominating and Corporate Governance and Compensation. Charters for each of these committees, as well as our Corporate Governance Principles, are available on the Corporate Governance page of our Web site at www.winn-dixie.com. During fiscal year 2005, all current directors attended at least 75% of the meetings of the committees on which they served.

In addition to the three current committees, the Board had a Finance Committee and an Executive Committee during fiscal 2005 that have been disbanded, as described below.

AUDIT COMMITTEE

Who are the members of the Audit Committee, and how many times did the committee meet during fiscal 2005?

The current members of the Audit Committee are Edward W. Mehrer, Jr., Chair, John E. Anderson, Carleton T. Rider and Ronald Townsend. In addition, John H. Dasburg and Julia B. North served on the committee during some portion of fiscal 2005. The Audit Committee met seven times during fiscal 2005.

What are the responsibilities of the Audit Committee?

The Board of Directors has adopted an Audit Committee Charter, most recently amended on February 2, 2005, which sets forth the responsibilities of the Audit Committee. The Audit Committee Charter, as most recently amended, is attached as Appendix A to this proxy statement. The charter is also available on the Corporate Governance page of our Web site at www.winn-dixie.com. The Audit Committee is responsible for oversight of:

•	the integrity of our financial statements and financial reporting;

•	the integrity and effectiveness of our disclosure controls and internal controls;

•	our compliance with applicable law, regulatory requirements, our Code of Conduct and other compliance policies; and

•	the independence, qualifications and performance of our internal auditing group and our independent registered public accounting firm.

In addition, the Audit Committee reviews the scope and results of the audit and selects and evaluates our independent registered public accounting firm. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures.

What are the qualifications for serving on the Audit Committee?

The Audit Committee is composed of no less than three directors. All members of the Audit Committee must satisfy the Independence Criteria of our Governance Principles, which are in accordance with the NYSE listing standards, and other independence standards required under applicable law. In addition, all members of the Audit Committee must be financially literate. The Board has determined that each of the members of the Audit Committee meets these qualifications.

Does the Audit Committee have a financial expert?

Yes. The Board has determined that Edward W. Mehrer, Jr. is an “audit committee financial expert” as that term is defined by the SEC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Who are the members of the Nominating and Corporate Governance Committee, and how many times did the committee meet during fiscal 2005?

The current members of the Nominating and Corporate Governance Committee are Ronald Townsend, Chair, John E. Anderson, Julia B. North and Carleton T. Rider. In addition, Tillie K. Fowler served as chair of the committee prior to March 2005. The Nominating and Corporate Governance Committee met nine times during fiscal 2005.

What are the responsibilities of the Nominating and Corporate Governance Committee?

The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter, which sets forth the responsibilities of the Committee. The charter, which was most recently amended in February 2005, is available on the Corporate Governance page of our Web site at www.winn-dixie.com.

The Nominating and Corporate Governance Committee is responsible for oversight of:

•	Board and committee composition and practices;

•	our corporate governance practices, including the content of our governance documents, such as the charters for all Board committees, our Articles of Incorporation, Bylaws, Code of Conduct and other compliance policies, and our other relevant policies and procedures;

•	director evaluation and educational programs; and

•	director compensation.

The Nominating and Corporate Governance Committee reviews the selection criteria for directors and the selection of nominees to serve as directors; evaluates the performance of the Board of Directors, together with the Chairman; and develops, reviews, evaluates and makes recommendations to the Board of Directors with respect to corporate governance issues.

What are the qualifications for serving on the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee is composed of no less than three directors. All members of the Nominating and Corporate Governance Committee must be independent within the meaning of our Governance Principles and as required under applicable law. In addition, each member should have experience that qualifies him or her to evaluate director candidates, make recommendations on corporate governance and carry out the other functions of the Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee meets these qualifications.

What does the Nominating and Corporate Governance Committee consider in selecting nominees to the Board?

The Committee selects director candidates on the basis of their character, integrity, judgment, and business, government, legal and other relevant experience. Financial expertise is also a relevant criterion. We desire a Board that is diverse in nature and experience.

We believe our Company’s interests are best served by maintaining a Board of Directors exhibiting stability, knowledge of our business operations and knowledge of the retail food industry generally. Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively. When a director’s principal occupation or business association changes substantially during his or her tenure, that director must notify the Board. The Committee will make a recommendation to the Board for action, if any, to be taken in response.

Will the Nominating and Corporate Governance Committee consider shareholder nominations for director?

Yes, the Nominating and Corporate Governance Committee will consider nominations for directors from Winn-Dixie shareholders on the same basis as recommendations from other sources. Any shareholder who wishes to submit a nomination should direct the recommendation to the Committee, in care of Winn-Dixie’s Secretary, at the address on the front cover of this proxy statement.

COMPENSATION COMMITTEE

Who are the members of the Compensation Committee and how many times did the committee meet during fiscal 2005?

The current members of the Compensation Committee are Julia B. North, Chair, Edward W. Mehrer, Jr. and Charles P. Stephens. In addition, John E. Anderson, John H. Dasburg, Tillie K. Fowler and Ronald Townsend served on the committee during some portion of fiscal 2005. The Compensation Committee met 13 times during fiscal 2005.

What are the responsibilities of the Compensation Committee?

The Board of Directors has adopted a Compensation Committee Charter, which sets forth the responsibilities of the Committee. The charter, which was most recently amended in April 2005, is available on the Corporate Governance page of our Web site at www.winn-dixie.com.

The Compensation Committee is responsible for oversight of:

•	corporate goals and objectives relating to compensation of all executive officers;

•	administration of our equity-related employee benefit plans; and

•	management succession planning.

The Compensation Committee approves our compensation strategy to ensure that this strategy supports organization objectives and creditor and shareholder interests. The Committee also establishes and reviews the salary, annual incentive, long-term incentive, and benefit plans for the chief executive officer, other executive officers and other management employees.

What are the qualifications for serving on the Compensation Committee?

The Compensation Committee is composed of no less than three directors. All members of the committee must be “non-employee directors” as defined under Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and be “outside directors” as defined under Section 162(m) of the Internal Revenue Code. In addition, each member of the compensation committee should have business experience which, in the opinion of the Board, qualifies him or her to evaluate senior management compensation, equity-related compensation plans and management succession planning. The Board has determined that each of the members of the Compensation Committee meets these qualifications.

OTHER COMMITTEES

Did the Company have any other standing committees during fiscal 2005?

Yes, we had a Finance Committee that served from April 2004 until May 2005 and an Executive Committee that served from December 2004 until August 2005.

Why did the Board of Directors disband the Finance Committee and the Executive Committee?

The Finance Committee was formed in April 2004 primarily to oversee our financial planning and performance, operating budgets and cash management. The Board determined that the function of the Finance Committee will be handled by the full Board of Directors during the bankruptcy process, and therefore the Finance Committee was disbanded in May 2005.

The Executive Committee was formed in December 2004 prior to the change of our chief executive officer to enhance the level of communication between the Board and management. After the management change resulting in Mr. Lynch becoming our chief executive officer, the Board did not believe that it was necessary for the Executive Committee to meet. Therefore, the Executive Committee was disbanded in August 2005.

Who were the members of the Finance and Executive Committees, and how many times did the committees meet during fiscal 2005?

The members of the Finance Committee were John H. Dasburg, Chair, John E. Anderson, Edward W. Mehrer, Jr., Carleton T. Rider and Ronald Townsend. The Finance Committee met three times during fiscal 2005. The members of the Executive Committee were H. Jay Skelton, Chair, John E. Anderson and Ronald Townsend. The Executive Committee did not meet during fiscal 2005.

OTHER GOVERNANCE MATTERS

Does the Company have a Code of Conduct?

Yes, we have a Code of Conduct for all directors, executive officers and associates to express our commitment to act with integrity and to conduct business in compliance with applicable laws. Among other things, the Code of Conduct covers:

•	A Compliance Program. We maintain a Compliance Program to support the commitments expressed in our Code of Conduct. The Compliance Program provides tools and resources to assist in compliance and procedures to channel concerns about potential violations. We also maintain seven compliance policies to establish expectations for compliance with legal requirements and to manage key business risks, including: advertising and labeling; antitrust; data usage, security and privacy; disclosure and financial controls; environmental management and property development; labor and employment; and safety.

•	Conflicts of Interest. To ensure that business decisions are based solely on the terms of each transaction and in the best interest of the Company, we maintain a policy designed to avoid conflicts of interest between work and personal matters.

•	Company Assets. This policy ensures that Company assets are used for intended business purposes.

•	Work Environment. To support our associates, we maintain policies to ensure our stores, other facilities and corporate offices are safe and healthy places to work.

Does the Company have a Code of Ethics for Senior Executive and Financial Officers?

Yes, we have a Code of Ethics for Senior Executive and Financial Officers that complements our Code of Conduct. Among other things, the Code of Ethics promotes:

•	Honest and Ethical Conduct. Due to their elevated role in the Company, our senior executive and financial officers should exhibit and promote the highest standards of honest and ethical conduct. The Code of Ethics specifically supports this goal by requiring senior executive and financial officers to:

•	avoid conflicts of interest;

•	inform our Director of Compliance of any deviations from policies and procedures governing honest and ethical behavior or any material transaction or relationship that could create a conflict of interest;

•	demonstrate personal support for the Code of Ethics through periodic communications; and

•	avoid the use of confidential information for personal advantage.

•	Full, Fair, Accurate, Timely and Understandable Disclosure in Public Communications. We are committed to full, fair, accurate, timely and understandable disclosure in documents filed with the SEC and in other public communications. In performing their disclosure responsibilities, the senior executive and financial officers are required under the Code of Ethics to ensure that:

•	reports filed with the SEC contain full, fair, accurate, timely and understandable information and do not misrepresent or omit material facts;

•	business transactions are properly authorized and recorded under generally accepted accounting principles; and

•	retention or disposal of Company records is consistent with Company policies and applicable laws.

•	Compliance with Applicable Laws, Rules and Regulations. The Code of Ethics requires senior executive and financial officers not only to comply with all applicable laws, rules and regulations but also to establish and maintain mechanisms to monitor compliance and to identify, report and correct violations.

Are the directors and executive officers required to certify compliance with the Codes?

Yes, all of our directors and executive officers are required to certify compliance with the Code of Conduct at least annually. In addition, all of our senior executive and financial officers are required to certify compliance with the Code of Ethics at least annually. The Nominating and Corporate Governance Committee and the Board of Directors must unanimously approve in advance any waiver of any provision of the Code of Ethics for any member of the senior management team. The circumstances surrounding, and basis for, any waiver will be publicly disclosed on our Web site.

Where can I find the Code of Conduct and Code of Ethics?

The Code of Conduct and Code of Ethics are available on the Corporate Governance page of our Web site at www.winn-dixie.com. In addition, the codes were filed with the SEC as exhibits to our Annual Report on Form 10-K for fiscal year 2003. We will provide any of our shareholders a copy of these documents upon written request to Shareholder Relations at the address listed on the cover of this proxy statement.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for fiscal 2006. The Audit Committee of the Board has appointed KPMG to serve as the independent registered public accounting firm. Although our governing documents do not require the submission of the selection of the independent registered public accounting firm to the shareholders for approval, the Board considers it desirable that the appointment of KPMG be ratified by the shareholders.

What is the recommendation of the Board?

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Audit services provided by KPMG for fiscal 2005 included the examination of our consolidated financial statements, internal control over financial reporting and services related to periodic filings made with the SEC. Additionally, KPMG provided certain services related to the consolidated quarterly reports and annual and other periodic reports and tax services as described later in this proxy statement.

Will a representative of KPMG be present at the annual meeting?

Yes, one or more representatives of KPMG will be present at the meeting. The representatives will have an opportunity to make a statement if they desire, and will be available to respond to questions from shareholders.

What if this proposal is not approved?

If the appointment of KPMG is not ratified, the Audit Committee may reconsider the appointment.

The Board of Directors recommends a vote FOR the ratification of the independent registered public accounting firm.

STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS

The following table shows the beneficial ownership of our common stock by each person or group who beneficially owned 5% or more of our common stock as of October 1, 2005:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
Davis Family (1) c/o D.D.I., Inc. 4310 Pablo Oaks Court Jacksonville, FL 32224	51,489,134	36.3%

Brandes Investment Partners, LP (2) 11988 El Camino Real Suite 550 San Diego, CA 92130	14,322,210	10.1%

(1)	Relatives of the four founders of Winn-Dixie, and trusts, corporations and other entities related to them and their associates (collectively, the “Davis Family”) beneficially own for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for T. Wayne Davis, H. Jay Skelton and Charles P. Stephens in the following table setting forth the stock ownership by directors, nominees and executive officers of Winn-Dixie. As of October 1, 2005, 40,787,332 of the Winn-Dixie shares held by the Davis Family, or 28.8% of Winn-Dixie’s issued and outstanding shares, were beneficially owned directly by D.D.I., Inc., a Florida corporation owned by the Davis Family (“DDI”). Excluding any interest in Winn-Dixie common stock owned by DDI, no single individual or entity of the Davis Family beneficially owns 5% or more of the outstanding shares of Winn-Dixie common stock. Shareholders of DDI have entered into an Agreement of Shareholders, which has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended June 25, 2003, that includes rights of first refusal and establishes transfer restrictions on DDI’s stock, but does not include provisions relating to the voting or investment of the Winn-Dixie stock owned by DDI. The voting and investment power over Winn-Dixie common stock owned by DDI is exercised by DDI’s board of directors, which currently consists of T. Wayne Davis, Charles P. Stephens and three other individuals. The Agreement of Shareholders provides that a majority of the board of directors of DDI must consist of lineal descendents or spouses of lineal descendents of the four founders of Winn-Dixie.
(2)	According to a Schedule 13G filed with the SEC by Brandes Investments Partners, LP on February 14, 2005.
(3)	Based on 141,861,908 shares of common stock issued and outstanding as of October 14, 2005.

STOCK OWNERSHIP BY DIRECTORS AND MANAGEMENT

The following table shows the beneficial ownership of our common stock, as of October 1, 2005 for:

•	each director and nominee,

•	the two persons who served as our chief executive officer during fiscal 2005 and the four other most highly compensated executive officers for the fiscal year who were serving at the end of the fiscal year (collectively the “Named Executive Officers”), and

•	our directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership(1)				Total	Percent of Class(3)
Name of Beneficial Owner	Sole Power(2)		Shared Power
John E. Anderson	35,266		—		35,266	*
T. Wayne Davis	244,814	(4)	40,811,332	(5)	41,056,146	28.9%
John H. Dasburg	219,753		—		219,753	*
Edward W. Mehrer, Jr.	12,622		—		12,622	*
Julia B. North	19,363	(6)	—		19,363	*
Carleton T. Rider	16,616		900	(7)	16,616	*
H. Jay Skelton	8,472		5,581,750	(8)	5,590,222	3.9%
Charles P. Stephens	45,677		41,725,169	(9)	41,770,846	29.4%
Ronald Townsend	18,756		—		18,756	*
Peter L. Lynch (10)	—		—		—	—
Bennett Nussbaum (10)	—		—		—	—
Laurence B. Appel	92,677		—		92,677	*
Richard C. Judd	74,157		—		74,157	*
David F. Henry	62,582		—		62,582	*
Frank Lazaran	—		—		—	—
Directors and executive officers as a group (21 persons)	1,140,793		47,331,819	(11)	48,441,712	34.1%

*	Indicates beneficial ownership of less than 1%.
(1)	Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	The following individuals have the right to exercise options to purchase our common stock on or before November 30, 2005 in the following amounts (which are included in the table above):

•	John E. Anderson, 10,000 shares;
•	T. Wayne Davis, 17,500 shares;
•	John H. Dasburg, 10,000 shares;
•	Edward W. Mehrer, Jr., 7,500 shares;
•	Julia B. North, 15,000 shares;
•	Carleton T. Rider, 10,000 shares;
•	H. Jay Skelton, 5,000 shares;
•	Charles P. Stephens, 17,500 shares;
•	Ronald Townsend, 12,500 shares;
•	Laurence B. Appel, 80,409 shares;

•	Richard C. Judd, 66,641 shares; and
•	David F. Henry, 55,864 shares.

Non-employee directors may defer all or a portion of their director fees into an income or stock equivalent account under the Directors’ Deferred Fee Plan. The fees in the stock equivalent account, called phantom stock units, are not included in the table because holders of those units will receive cash and have no right to acquire the underlying stock. As of October 1, 2005, the following directors hold phantom stock units in the amounts listed: T. Wayne Davis, 6,418 units; Julia B. North, 21,180 units; and Carleton T. Rider, 2,895 units.

(3)	Based on 141,861,908 shares of common stock issued and outstanding as of October 14, 2005.
(4)	T. Wayne Davis disclaims beneficial ownership of 14,260 shares held by T. Wayne Davis as custodian for his grandchildren and 19,582 shares held by trusts for the benefit of his daughters.
(5)	Includes the following shares for which T. Wayne Davis may be deemed to have shared voting or investment power:

•	40,787,332 shares held by D.D.I., Inc., a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors, of which T. Wayne Davis is one of the directors; and

•	24,000 shares held by a private charitable foundation of which T. Wayne Davis is one of the directors. T. Wayne Davis disclaims beneficial ownership of these shares.
(6)	Includes 400 shares held in joint tenancy with right of survivorship with Julia B. North’s husband.
(7)	Includes 900 shares held by Carleton T. Rider’s wife. Mr. Rider disclaims beneficial ownership of these shares.
(8)	Includes the following shares for which H. Jay Skelton may be deemed to have shared voting or investment power:

•	5,569,178 shares held by Estuary Corporation and a limited partnership. Estuary and the limited partnership are beneficially owned by members of the Davis Family. The voting or investment power over the limited partnership is exercised by the general partner, which is Estuary. The voting or investment power over Estuary stock is exercised by its board of directors, of which H. Jay Skelton is a director. H. Jay Skelton disclaims beneficial ownership of these shares; and
•	12,572 shares held by a private charitable foundation of which H. Jay Skelton is one of the directors. H. Jay Skelton disclaims beneficial ownership of these shares.

(9) Includes the following shares for which Charles P. Stephens may be deemed to have shared voting or investment power:

•	40,787,332 shares held by D.D.I., Inc., a Florida corporation beneficially owned by the Davis Family. The voting or investment power over DDI stock is exercised by its board of directors of which Charles P. Stephens is one of the directors; and

•	937,837 shares held by Charles P. Stephens’ wife and irrevocable trusts of which Charles P. Stephens is co-trustee with his wife, and his wife or children are beneficiaries. Charles P. Stephens disclaims beneficial ownership of these shares.
(10)	Since May 1, 2004, we have not allowed persons subject to our insider trading policy to purchase or sell shares of our common stock. As a result, neither Mr. Lynch nor Mr. Nussbaum has had the opportunity to purchase any shares of our stock.
(11)	To avoid duplicate counting, the 40,787,332 shares held by DDI over which T. Wayne Davis and Charles P. Stephens share voting and investment power as directors of DDI are counted only once in the total stock ownership calculations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our Named Executive Officers for the fiscal years ended June 29, 2005, June 30, 2004 and June 25, 2003.

Name and Principal Position	Fiscal Year	Annual Compensation			Long-term Compensation		All Other Compensation(4) ($)
		Salary(1) ($)	Bonus($)	Other Annual Compen- sation(2)	Restricted Stock Award(3)($)	Securities Underlying Options (#)
Peter L. Lynch (5) President and Chief Executive Officer	2005	502,174	1,998,092	69,665	12,030,000	500,000	82,260

Bennett Nussbaum (6) Senior Vice President and Chief Financial Officer	2005 2004	500,000 166,667	575,000 213,072	29,100 12,500	— 99,600	200,000 500,000	98,132 21,132

Laurence B. Appel (7) Senior Vice President, Legal, General Counsel and Corporate Secretary	2005 2004 2003	397,064 338,333 214,667	459,528 87,754 114,234	25,000 25,230 18,356	— 651,596 213,436	— 158,042 56,714	54,596 60,847 56,858

Richard C. Judd Senior Vice President, Supply Chain	2005 2004 2003	400,000 317,600 217,500	459,528 81,904 98,922	25,000 25,000 15,000	— 626,402 77,163	— 154,415 18,026	38,341 55,584 23,318

David F. Henry Senior Vice President, Marketing	2005 2004 2003	320,000 259,385 202,834	367,622 98,743 62,801	25,000 — —	— 484,200 71,690	— — —	33,369 30,407 6,516

Frank Lazaran (8) Former President and Chief Executive Officer	2005 2004 2003	336,956 750,962 503,968	193,145 292,514 324,594	55,183 45,000 35,000	— 2,322,603 268,757	— 460,561 437,792	6,990,721 126,792 150,526

(1)	For fiscal year 2005, includes salary paid from July 1, 2004 to June 30, 2005. Includes salary deferred under the Company’s Senior Corporate Officers’ Management Security Plan: Mr. Lazaran, $4,256; Mr. Judd, $8,562; and Mr. Henry, $9,577.
(2)	“Other Annual Compensation” includes a cash perquisite payment to each Named Executive Officer, based on position as follows: chief executive officer, $45,000; and senior vice presidents, $25,000. These payments are in lieu of other benefits customarily offered to executives.

For Mr. Lynch, also includes $24,665 in fiscal 2005 attributable to personal use of aircraft by Mr. Lynch calculated using the aggregate incremental cost method. The aggregate incremental cost to the company of personal use of the Company’s aircraft is calculated based on the variable operating costs to the company, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries, the lease costs of the company aircraft, and the cost of maintenance not related to trips, are excluded.

For Mr. Nussbaum, also includes a $4,100 car allowance for fiscal 2005.

(3)	Except for the grant of restricted stock units (“RSUs”) to Mr. Lynch upon his employment with the Company on December 9. 2004, we did not grant any new restricted stock to any Named Executive Officers in fiscal 2005.

The table below shows the aggregate number and value of shares of restricted stock held by each Named Executive Officer as of June 29, 2005:

Name	Aggregate Number of Shares of Restricted Stock	Dollar Value of Aggregate Restricted Stock Holdings
Peter L. Lynch	3,000,000	3,270,000
Bennett Nussbaum	15,000	16,350
Laurence B. Appel	96,228	104,889
Richard C. Judd	82,762	90,211
David F. Henry	60,762	66,231
Frank Lazaran (A)	—	—

(A)	Pursuant to Mr. Lazaran’s employment agreement, all of his restricted stock vested on December 9, 2004.

The table below shows the total number of shares awarded and the vesting schedule for any restricted stock award reported in the Summary Compensation Table for fiscal years 2005, 2004 and 2003. Except for the grant of RSUs to Mr. Lynch, we did not grant any new restricted stock to Named Executive Officers in fiscal year 2005.

Restricted stock awards were granted in fiscal year 2004 under our Performance Accelerated Restricted Stock (“PARS”) Plan issued under our Restricted Stock Plan. Under the PARS Plan, executives were granted four times the target stock grant stated in the plan for fiscal year 2004. The PARS will vest in 2008 and may vest earlier if certain financial goals are achieved. No annual grants are planned until such time as the PARS vest.

The Compensation Committee established PARS target performance levels based on the three-year rolling Company average return on capital. PARS vest after three years if the target return is achieved. If not, the three-year rolling average return on capital is recalculated after four years to determine whether the target levels have been achieved at that time. If not, the PARS vest based strictly on the passage of time after five years. A contingent cash award is granted in conjunction with the PARS, and has both the same value and the same vesting schedule as the PARS.

Name	Year	Restricted Stock Award	Grant Date	Vesting Schedule
Peter L. Lynch	2005	3,000,000	12/9/2004	RSUs will vest (a) 200,000 on each of 12/9/05, 12/9/06, 12/9/07, 12/9/08 and 12/9/10 and (b) 2,000,000 on 12/9/10
Bennett Nussbaum	2004	15,000	3/8/2004	One-half will vest on 3/8/2006 and the remaining one-half will vest on 3/8/2007
Laurence B. Appel	2004	40,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining one-half will vest on 3/1/2007
		39,960	8/21/2003	100% will vest (a) when PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	10,000	9/30/2002	One-fifth vested on 9/30/2003, one-fifth vested on 9/30/2004, and one-fifth will vest on 9/30/2005, 9/30/2006 and 9/30/2007
		6,268	9/30/2002	One-third vested on 8/7/2003, one-third will vest on 8/7/2004 and the last one-third vested on 8/7/2005

Name	Year	Restricted Stock Award	Grant Date	Vesting Schedule
Richard C. Judd	2004	40,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining half will vest on 3/1/2007
		37,463	8/21/2003	100% will vest (a) when PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	1,608	2/6/2003	One-third vested on 8/7/2003, one-third vested on 8/7/2004 and the last one-third vested on 8/7/2005
		3,691	8/7/2002	One-third vested on 8/7/2003, one-third vested on 8/7/2004 and the last one-third vested on 8/7/2005
David F. Henry	2004	20,000	3/1/2004	One-half will vest on 3/1/2006 and the remaining half will vest on 3/1/2007
		1,314	10/8/2003	100% will vest on 10/8/08
		34,490	8/21/2003	100% will vest (a) when PARS target performance goal is achieved, following the approval of fiscal year financial report by the Board of Directors in either August 2006, August 2007 or August 2008 or (b) if the PARS target performance goal is not achieved, in August 2008
	2003	1,749	2/6/2003	One-third vested on 8/7/2003, one-third vested on 8/7/2004 and the last one-third vested on 8/7/2005
		3,209	8/7/2002	One-third vested on 8/7/2003, one-third vested on 8/7/2004 and the last one-third vested on 8/7/2005
Frank Lazaran	2004	60,000	3/1/2004	All restricted stock grants vested on 12/9/04
		193,261	8/21/2003	All restricted stock grants vested on 12/9/04
	2003	17,693	8/7/2002	All restricted stock grants vested on 12/9/04

(4)	“All Other Compensation” for fiscal year 2005 includes:

•	contingent cash payments made to specified Named Executive Officers on the vesting of restricted stock in an amount equal to the initial grant value of the vesting shares;

•	matching contributions to the Company’s Profit Sharing/401(k) Plan for Messrs. Judd and Henry;

•	matching payments to the Company’s supplemental retirement plan for Messrs. Lazaran and Judd;

•	term life insurance premiums paid by the Company for certain Named Executive Officers;

•	health insurance reimbursements for Mr. Lynch;

•	moving and relocation expenses, or payments in lieu thereof, for Messrs. Lynch and Nussbaum;

•	separation payments to Mr. Lazaran.

The following table shows the amount of each category of “All Other Compensation” received by each Named Executive Officer:

Name	Contingent Cash Payment	401(k) Matching Contributions	Supplemental Retirement Plan Matching Contributions	Health Insurance Reimbursement	Term Life Insurance Premiums	Moving and Relocation	Separation
Peter L. Lynch	—	—	—	4,065	427	77,768	—
Bennett Nussbaum	—	—	—	—	—	98,132	—
Laurence B. Appel	53,648	—	—	—	948	—	—
David F. Henry	23,902	8,860	—	—	607	—	—
Richard C. Judd	25,716	3,085	9,540	—	758	—	—
Frank Lazaran	2,412,179	—	22,956	—	711	—	4,554,875

(5)	Mr. Lynch joined the Company effective December 9, 2004.
(6)	Mr. Nussbaum joined the Company effective March 8, 2004.
(7)	Mr. Appel joined the Company effective September 30, 2002.
(8)	Mr. Lazaran left the Company effective December 9, 2004.

Option Grants During The Fiscal Year Ended June 29, 2005

The following table sets forth options to acquire shares of our common stock granted to Messrs. Lynch and Nussbaum during the fiscal year ended June 29, 2005. No other option grants were made to the Named Executive Officers during fiscal 2005.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted(2)	Percent of Total Options Granted to Associates in Fiscal Year %	Exercise or Base price ($/share)	Expiration Date	5%	10%
Peter L. Lynch	500,000	23.29%	$4.01	1/1/2011	$681,892	$1,546,980
Bennett Nussbaum	200,000	9.32%	$7.32	1/1/2011	$595,995	$1,388,922

(1)	The amounts shown only represent assumed rates of appreciation. They are not intended to forecast future appreciation. Actual gains, if any, on stock option exercises will depend upon future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. In addition, these amounts do not take into consideration certain terms of the options, such as nontransferability, vesting requirements or forfeiture following a termination of employment.
(2)	Mr. Lynch’s options vest in equal annual installments on the first five anniversaries of the grant date of December 9, 2004, subject to his continued employment on each vesting date. Mr. Nussbaum’s options vest in equal installments on the first three anniversaries of the grant date of July 1, 2004, subject to his continued employment on each vesting date.

Aggregated Option Exercises And Fiscal Year-End Values

The following table sets forth certain information about exercised and unexercised stock options held by our Named Executive Officers as of June 29, 2005. The Named Executive Officers exercised no stock options during the fiscal year ended June 29, 2005.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at June 29, 2005 (#)		Value of Unexercised In-the-Money Options at June 29, 2005 ($)(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter L. Lynch	—	—	—	500,000	—	—
Bennett Nussbaum	—	—	—	700,000	—	—
Laurence B. Appel	—	—	47,158	167,598	—	—
Richard C. Judd	—	—	59,653	126,106	—	—
David F. Henry	—	—	33,006	90,131	—	—
Frank Lazaran (2)	—	—	—	—	—	—

(1)	None of the unexercised options were in-the-money at June 29, 2005.
(2)	Pursuant to Mr. Lazaran’s separation agreement, 909,532 options expired on March 9, 2005.

Pension Plans

We have a defined benefit plan called the Senior Corporate Officer’s Management Security Plan which provides retirement and death benefits for certain of our executive officers. In February 2005, contributions under the Plan ceased and no additional benefits are accrued.

The retirement benefit is determined by multiplying an assigned benefit level by a fraction, of which the numerator is the number of whole years from entry into the plan to termination of employment and the denominator is the number of whole years from entry to age 65. The assigned benefit level is set by the plan’s administrative committee and is based on job title and compensation levels. After termination of employment and upon attainment of age 65, the participant is entitled to a retirement benefit payable in two parts:

•	Part A consists of 75% of the total accrued retirement benefit payable in monthly installments over a 10 year period; and

•	Part B consists of 25% of the total accrued retirement benefit payable to the participant’s named beneficiary upon the death of the participant.

The following table sets forth the accrued retirement benefits as of February 21, 2005, at the time contributions to the plan and benefit accruals ceased, and estimated retirement benefits payable to the Named Executive Officers at age 65, assuming these officers continue their employment with us to age 65:

Name	Accrued Retirement Benefit at 2/21/05(1)	Estimated Retirement Benefit at Age 65	Estimated Part A (75%) Retirement Benefit at Age 65	Estimated Part B (25%) Retirement Benefit at Age 65
Peter L. Lynch (2)	—	—	—	—
Bennett Nussbaum (2)	—	—	—	—
Laurence B. Appel (2)	—	—	—	—
Richard C. Judd	234,422	234,422	175,817	58,606
David F. Henry	168,381	168,381	126,286	42,095
Frank Lazaran	240,637	240,637	180,478	60,159

(1)	Accrued retirement benefits as of February 21, 2005, the date contributions under the plan and accruals of additional benefits ceased.
(2)	Messrs. Lynch, Nussbaum and Appel do not participate in this plan.

Equity Compensation Plans

The following table presents information as of June 29, 2005 about our common stock that may be issued under our equity-based compensation plans and certain stock option grants to Chief Executive Officers:

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options)
Equity compensation plans approved by security holders	3,720,369	$8.04	5,565,455
Equity compensation plans not approved by security holders (1)	4,493,297	$15.21	510,667

Total	8,213,666	$10.09	6,076,122

(1)	The following plans were adopted without shareholder approval:

•	Restricted Stock Plan. Under our Restricted Stock Plan (as amended), there were 2,000,000 shares authorized, 850,208 shares issued and outstanding and 510,667 shares available for issuance as of June 29, 2005. Under the plan, we may issue restricted shares of our common stock to certain eligible key employees as determined by the Compensation Committee of the Board of Directors. The shares issued under the plan such date vest over time, based on certain employment conditions. Some shares vest one-third each year beginning with either the first or third year from the grant date, based on continued employment. Other shares vest one-fifth each year beginning on the first anniversary date of the recipient’s employment with the Company, based on continued employment.

•	2000 Retention and Attraction Program Plan. As part of our 2000 retention and attraction program, we granted to key employees options to purchase shares of our common stock at an exercise price equal to our closing stock price on the grant date. We granted options to purchase a total of 1,148,406 shares under this program. As of June 29, 2005, 143,089 of these options were vested but unexercised and the remaining options have been exercised, forfeited or are expired.

•	Lynch Restricted Stock Units. On December 9, 2004, Mr. Lynch was granted 3,000,000 RSUs. payable only in shares of common stock. The RSUs vest as follows: (i) 2,000,000 shares on the fifth anniversary of the grant date, and (ii) 1,000,000 shares in equal installments on the first five anniversaries of the grant date, subject, in each case to Mr. Lynch’s continued employment. The RSUs vest in full upon a change in control. The weighted average exercise price excludes the RSUs granted to Mr. Lynch.

•	Stock Options for Chief Executive Officers. Under an employment agreement, on June 24, 2003, Frank Lazaran, a former chief executive officer, received an option to purchase 375,000 shares of our common stock at an exercise price of $12.66 per share. All of Mr. Lazaran’s options expired on March 9, 2005. Under a previous employment agreement, on November 23, 1999, Allen R. Rowland, a former chief executive officer, received an option to purchase 500,000 shares of our common stock at an exercise price of $27.00 per share. Mr. Rowland’s options expired in August 2005.

Employment Agreements and Retention and Severance Programs

Does the Company have pre-bankruptcy employment-related agreements with its named executive officers?

We had an employment agreement with Mr. Lynch and letter agreements with Messrs. Nussbaum, Appel, Henry and Judd in place prior to our bankruptcy filing. In addition, Messrs. Nussbaum, Appel, Henry and Judd participated in the Company’s Pre-Bankruptcy Retention Plan in early fiscal 2005. We have not yet determined whether the employment agreements and employment letters will be assumed or rejected in accordance with bankruptcy law as part of the bankruptcy contract review process. Executives participating in the Bankruptcy Retention Bonus Program (described below) waived their rights under the Pre-Bankruptcy Retention Plan in order to be eligible to participate in the Bankruptcy Retention Bonus Program. In addition, during fiscal 2005, we had an employment agreement with Mr. Lazaran. The following describes the terms of the agreements and letters prior to our bankruptcy filing.

Peter L. Lynch.    Effective December 9, 2004 (the “Effective Date”), we entered into an employment agreement with Peter L. Lynch as our President and Chief Executive Officer. The agreement has a term of three years. If Mr. Lynch remains our employee after expiration of this term, his employment will be at will. Under the agreement, Mr. Lynch’ annual base salary is $900,000 and he is eligible to receive a bonus upon the achievement of certain performance objectives equal to 100% of his annual base salary.

Pursuant to the agreement, Mr. Lynch received a stock option to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $4.01. The option vests in equal annual installments on the first five anniversaries of the Effective Date, subject to Mr. Lynch’s continued employment on each vesting date. Upon a change of control, the options will vest in full. Mr. Lynch is also eligible to participate in our performance-based long-term incentive programs applicable to senior executives. Pursuant to the terms of the agreement, Mr. Lynch was to be granted an option to purchase an additional 500,000 shares of common stock, which option has not been granted.

On the Effective Date, Mr. Lynch was granted 3,000,000 RSUs payable only in shares of common stock. The RSUs vest as follows: (i) 2,000,000 shares on the fifth anniversary of the Effective Date, and (ii) 1,000,000 shares in equal installments on the first five anniversaries of the Effective Date, subject, in each case to Mr. Lynch’s continued employment. Upon a change in control (as defined in the agreement), the RSUs will vest in full.

During the term of the agreement, Mr. Lynch is entitled to participate in all pension and welfare benefits provided to senior executives generally from time to time, as well as medical, dental, life insurance and disability benefits.

The agreement provides that, if we terminate his employment involuntarily without cause (as defined in the agreement) or he voluntarily terminates his employment with us for good reason (as defined in the agreement), then, subject to Mr. Lynch’s execution of a release of claims, he is entitled to receive the following:

•	base salary accrued through the termination date, plus the amount of any accrued and vested bonus, incentive compensation or other compensation and benefits as of the date of termination, plus any vacation pay, expense reimbursements and other cash entitlements accrued as of the termination date,

•	to the extent not previously paid, any unpaid bonus earned for the previous fiscal year,

•	a prorated bonus for the year in which the termination occurs,

•	an amount equal to two times the sum of Mr. Lynch’s base salary plus his target bonus amount for the year in which the termination occurs, payable in cash in equal installments over 24 months,

•	continuation of medical benefits for 24 months, and

•	prorated vesting of the options and RSUs.

In the event that Mr. Lynch is involuntarily terminated without cause or he voluntarily terminates his employment with good reason on or before the second anniversary of a change in control, then, subject to Mr. Lynch’s execution of a release of claims, the agreement provides that he receive the following:

•	base salary accrued through the termination date, plus the amount of any accrued and vested bonus, incentive compensation or other compensation and benefits as of the date of termination, plus any vacation pay, expense reimbursements and other cash entitlements accrued as of the termination date,

•	to the extent not previously paid, any unpaid bonus earned for the previous fiscal year,

•	a prorated bonus for the year in which the termination occurs,

•	an amount equal to three times the sum of Mr. Lynch’s base salary plus his target bonus amount for the year in which the termination occurs, payable in cash within seven days following the effective date of Mr. Lynch’s release of claims, and

•	continuation of medical coverage for 36 months.

Pursuant to the agreement, Mr. Lynch will also receive additional payments equal to any excise tax and related income and employment tax incurred as a result of any payments made by us in connection with a change in control that would not have been imposed absent such payments sufficient to restore him to the same after-tax position he would have been in if the excise tax had not been imposed.

The agreement also provides that Mr. Lynch may not disclose any confidential information he obtains while performing services for us, except as may be required to fulfill his duties under the agreement or as required by law. During his employment and for 24 months following termination for any reason, Mr. Lynch is prohibited from soliciting our customers and employees or competing with us.

Bennett Nussbaum.    Effective March 8, 2004, we entered into an employment letter agreement with Bennett Nussbaum as our Senior Vice President and Chief Financial Officer, which was amended by the Pre-Bankruptcy Retention Plan (described below) in early fiscal 2005. If we terminate the employment agreement for any reason other than “cause,” the letter agreement provides Mr. Nussbaum with:

•	payment of two times the sum of his annual base salary at the time of termination, plus two years of the target annual bonus (calculated at 80% of annual base salary in the year of termination); and

•	medical benefits for 18 months from the date of termination.

“Cause” is defined in the employment agreement to include willful misconduct in the performance of Mr. Nussbaum’s duties or conviction of any felony involving moral turpitude. In addition, if Mr. Nussbaum is terminated within one year of a change in control (as defined in our Restricted Stock Plan and Key Employee Stock Option Plan), or if there is a material change in his work responsibilities, title, location or reduction in compensation within one year of a change in control, the letter agreement provides he would be entitled to payment of three times the sum of his annual base salary at the time of termination, plus three times the target annual bonus for the year in which the termination occurs. In addition, he would be entitled to medical benefits for 36 months from the date of termination.

Mr. Nussbaum’s compensation under the letter agreement includes:

•	a minimum annual base salary of $500,000, which may be adjusted annually;

•	a one-time signing bonus of $100,000;

•	a one-time option to purchase 500,000 shares of our common stock which vest one-half per year beginning with the second anniversary of the date of Mr. Nussbaum’s employment;

•	15,000 shares of restricted stock and a contingent cash award of $93,750;

•	the grant of 200,000 options in Mr. Nussbaum’s first year of employment which vest one-half per year beginning with the second anniversary of the date of Mr. Nussbaum’s employment; and

•	such other benefits as our executive officers normally receive, including stock under our Restricted Stock Plan and options under our Key Employee Stock Option Plan.

Mr. Nussbaum participated in the Pre-Bankruptcy Retention Plan in early fiscal 2005. The Pre-Bankruptcy Retention Plan provided that he may resign from his position for the 30-day period that occurs immediately following the six-month anniversary of a change in control and would be entitled to the same change in control severance benefits described above. The Pre-Bankruptcy Retention Plan further provided that he was entitled to a retention bonus of 200% of his annual base salary, which vested and was payable in three installments on the six-month, 12-month and 18-month anniversary of the date of the Pre-Bankruptcy Retention Plan, but which was subject to early vesting in the event of a change in control or if he terminated his employment with the Company for good reason (as defined in the retention plan). The Pre-Bankruptcy Retention Plan also provided for a gross-up payment.

The employment letter agreement prohibits Mr. Nussbaum from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. Mr. Nussbaum is also subject to non-competition and non-solicitation obligations after his employment terminates.

Messrs. Appel, Judd and Henry.    We have entered into letter agreements with Messrs. Appel, Judd and Henry, each of which were amended in fiscal 2004. The agreements, as amended, provide that these executive officers are entitled to annual salary and bonuses based upon Company performance, a perquisite benefit of $25,000 per year, and certain option and restricted stock grants upon joining the Company. The agreements also provide that if we terminate the executive officers’ employment for any reason other than “for cause”, he would be entitled to payment of two times the sum of his annual base salary at the time of termination, plus two times the target annual bonus for the year in which the termination occurs. In addition, the executive officer would be entitled to medical benefits for 24 months from the date of termination. If the executive officer is terminated within one year of a change in control (as defined in our Restricted Stock Plan and Key Employee Stock Option Plan), or if there is a material change in his work responsibilities, title, location or reduction in compensation within one year of a change-in control, he would be entitled to payment of three times the sum of his annual base salary at the time of termination, plus three times the target annual bonus for the year in which the termination occurs. In addition, the executive officer would be entitled to medical benefits for 36 months from the date of termination.

The Pre-Bankruptcy Retention Plan provided that an executive may resign from his position for the 30-day period that occurs immediately following the six-month anniversary of the change in control and would be entitled to the same severance benefits described in the preceding paragraph. The Pre-Bankruptcy Retention Plan further provided that each executive officer was entitled to a retention bonus of 150% of the executive’s annual base salary (except for Mr. Appel, whose retention bonus was 200% of base salary) which vested and was payable in three installments on the six-month, 12-month and 18-month anniversary of the date of the retention plan, but which was subject to early vesting in the event of a change of control or if the executive’s employment with the Company was terminated by the executive for good reason (as defined in the retention plan). The Pre-Bankruptcy Retention Plan also provided for a gross-up payment and prohibited the executive from disclosing at any time confidential information relating to Winn-Dixie without our prior written consent. The executives were also subject to non-competition and non-solicitation obligations after the termination of their employment.

Frank Lazaran.    Effective December 9, 2004, Frank Lazaran was terminated without cause from the positions of president and chief executive officer. The employment agreement, as amended, with Mr. Lazaran provided that upon termination without cause:

•	Mr. Lazaran was entitled to severance payments equal to three times the sum of his base salary plus his target bonus, totaling approximately $4.5 million, and

•	his 270,589 shares of restricted stock, $2.4 million in contingent cash payments, and stock options to purchase 637,921 shares of common stock immediately vested.

Mr. Lazaran also is entitled to continued medical benefits for 36 months. We have paid to Mr. Lazaran all amounts that we are required to pay to him pursuant to the terms of his employment agreement.

The employment agreement also provides that Mr. Lazaran may not disclose any confidential information he obtained while performing services for us, except as may be required by law. For 36 months following termination of his employment, he is prohibited from soliciting our customers and employees or competing with us.

Subsequent to the bankruptcy filing, did you adopt a bankruptcy retention program?

Yes. In June 2005, the Compensation Committee and the bankruptcy court approved the Bankruptcy Retention Bonus Program. Under the Bankruptcy Retention Bonus Program, certain of our key employees, including Messrs. Nussbaum, Appel, Judd and Henry, will receive non-discretionary cash retention incentive payments equal to 100% of their respective annual salaries in consideration for remaining our employee during the Chapter 11 process and through and after confirmation of a plan of reorganization, paid in four equal installments. The first installment was paid on June 20, 2005. The remaining installments will be paid according to the following schedule: (a) 25% on November 15, 2005; (b) 25% on the earlier of (i) the date of confirmation of a plan of reorganization or (ii) March 15, 2006; and (c) 25% on the date that is 90 days after the effective date of a confirmed plan of reorganization. Mr. Lynch does not participate in this plan.

If the participants terminate their employment voluntarily, or are terminated by us for cause, they will forfeit their right to any unpaid retention incentives. Participants whose employment is terminated by reason of a reduction in our workforce, retirement, disability, or death will be entitled to receive a prorated retention payment based upon the number of days worked within the retention payment period in which their employment so ends.

Subsequent to the bankruptcy filing, did you adopt a formal severance program?

Yes. In June 2005, the Compensation Committee and the Bankruptcy Court approved a severance program. The severance program formalizes our prior severance practice and provides for severance benefits for our employees, including the Named Executive Officers. The severance program will remain in place through the first anniversary of our emergence from Chapter 11. Under the severance program, a Named Executive Officer who has been our employee for a minimum of 60 days and is terminated without cause by us will be entitled to receive severance benefits. Under the severance program, Mr. Lynch is eligible to receive a severance benefit equal to 2 times the sum of his annual base salary plus target bonus. Messrs. Nussbaum, Appel, Judd and Henry will be entitled to receive severance benefits equal to 1.5 times their respective annual base salary. Payments to the Named Executive Officers under the severance program will be made in a lump sum cash payment.

If a Named Executive Officer voluntarily terminates his employment, or has his employment terminated by the Company for cause, the Named Executive Officer will not be entitled to receive any payments under the severance program. In addition, to be eligible to receive benefits under the severance program, each of the Named Executive Officers (except for Mr. Lynch) are required to enter into an appropriate non-solicitation, non-compete, non-disclosure and non-disparagement agreement with us and, to the extent applicable, a waiver of any enhanced change in control or other severance benefits. As to Mr. Lynch, to receive benefits under the severance program, the non-compete provisions contained in his employment agreement dated December 9, 2004 will apply. Any severance benefit payable under the severance program will be reduced by the amount of retention incentive payments under the Bankruptcy Retention Bonus Program that the Named Executive Officer has actually received.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Julia B. North, Chair, John H. Dasburg and Charles P. Stephens. In addition, John E. Anderson, Tillie K. Fowler and Ronald Townsend served on the Compensation Committee during fiscal year 2005. During such time, no member of the Compensation Committee was a current or former officer or employee of Winn-Dixie, and no executive officer of Winn-Dixie served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of Winn-Dixie or on Winn-Dixie’s Compensation Committee.

Notwithstanding anything to the contrary set forth in any of Winn-Dixie’s previous filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended that incorporated future filings, including this proxy statement, the following sections titled “Compensation Committee Report”, “Stock Performance Graph” and “Audit Committee Report” shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors is composed entirely of non-employee directors. The Committee meets regularly throughout the year to review compensation issues. During fiscal 2005, the Committee met 13 times.

The Committee’s work in fiscal 2005 was performed as the Company operated in a challenging business environment. During the first half of the fiscal year, the Company continued to underperform significantly as compared to its peer group and the market generally. Shortly after the conclusion of the second quarter, the Company’s financial condition deteriorated, leading to the filing on February 21, 2005 of voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws. As a result of the Company’s deteriorating business performance, it was necessary for the Committee to modify its compensation objectives and programs throughout the course of the fiscal year. The Committee’s activity during fiscal 2005 may be considered in three parts:

•	during the first half of the fiscal year the Committee focused on developing programs to attract and retain talented executives in light of the business challenges affecting the Company;

•	in December 2004 the Committee established compensation and severance levels relating to the retention of Peter L. Lynch as the Company’s President and Chief Executive Officer and the termination of his predecessor; and

•	during the final four months of the fiscal year the Committee focused on developing retention and compensation programs appropriate for the Company given its bankruptcy filing and reorganization goals.

What is the Company’s executive compensation strategy?

In light of business performance in the first half of the fiscal year and the Company’s bankruptcy filing in February 2005, the Committee primarily utilized cash compensation, retention and severance programs during fiscal 2005 to pursue the following principal compensation objectives:

•	attract and retain executive talent;

•	motivate executives to achieve the Company’s turnaround/reorganization objectives;

•	provide compensation that recognizes individual contribution as well as overall business results; and

•	align executive and creditor/shareholder interests through linking executive compensation to the achievement of Company turnaround/reorganization objectives.

Did the Committee utilize independent compensation consultants in fiscal 2005?

The Committee worked closely throughout fiscal 2005 with Watson Wyatt Worldwide, an independent compensation consultant retained separately by the Committee. During the first half of the fiscal year, Watson Wyatt assisted the Committee in, among other things:

•	aligning the executive compensation program with the strategic turnaround objectives of the Company;

•	developing an appropriate retention program for executives in light of the business challenges affecting the Company; and

•	reviewing the effectiveness of the Company’s existing equity incentives.

Subsequent to the Company’s bankruptcy filing, Watson Wyatt primarily assisted the Committee in modifying its retention and severance programs in light of the filing and the Company’s reorganization goals.

How did the Committee establish the compensation of the new Chief Executive Officer during fiscal 2005?

Effective December 9, 2004, the Board of Directors retained Peter L. Lynch as President and Chief Executive Officer of the Company. In setting Mr. Lynch’s compensation, the Committee, as well as the ad hoc CEO Search Committee formed by the Board of Directors, were advised by Watson Wyatt and by an executive search firm retained by the Board of Directors. Factors considered in establishing compensation levels included historical compensation practices of the Company as well as CEO compensation practices at a selected peer group consisting of other grocery and non-grocery retailers.

Pursuant to his employment agreement, Mr. Lynch receives an annual base salary of $900,000. During fiscal 2005, Mr. Lynch received approximately $500,000 in annual salary payments. Mr. Lynch also received a cash retention bonus of $1,500,000 in February 2005, as described below.

Pursuant to the terms of his employment agreement, the Committee awarded Mr. Lynch restricted stock units and stock options during fiscal 2005. Mr. Lynch was granted 3,000,000 restricted stock units that vest as follows: (1) 2,000,000 shares on the fifth anniversary of his employment date and (2) 1,000,000 shares in five equal installments on the first five anniversaries of his employment date. Mr. Lynch was also granted a stock option to purchase 500,000 shares of the Company’s common stock at an exercise price of $4.01 equal to the fair market value of the common stock on his employment date. Pursuant to the terms of his employment agreement, Mr. Lynch was also to be awarded an additional option to purchase 500,000 shares of the Company’s common stock on July 1, 2005. The Committee did not make this award due to the intervening bankruptcy filing.

For additional information relating to the components and amounts of Mr. Lynch’s overall compensation for fiscal 2005, see the section “Executive Compensation” in this proxy statement.

How did the Committee establish the severance compensation paid to the former Chief Executive Officer during fiscal 2005?

On December 9, 2004, Frank Lazaran was terminated without cause from the positions of President and Chief Executive Officer. The Compensation Committee approved severance payments to Mr. Lazaran in accordance with the terms of his previously existing employment agreement. Pursuant to the agreement, Mr. Lazaran received severance payments equal to three times the sum of his annual base salary and annual target bonus, equal to approximately $4.55 million. In addition, all of Mr. Lazaran’s previously issued shares of restricted stock, contingent cash payments and stock options vested upon his termination. Upon the vesting of his restricted stock, he received a contingent cash payment of approximately $2.4 million.

Mr. Lazaran did not receive any retention bonus payments pursuant to the Pre-Bankruptcy Retention Plan that was adopted by the Committee in the first quarter of fiscal 2005. Pursuant to the terms of a separation and release agreement entered into between the Company and Mr. Lazaran on January 27, 2005, the Company also paid certain legal fees and outplacement expenses incurred by Mr. Lazaran in connection with the termination of his employment by the Company.

Mr. Lazaran’s annual base salary during fiscal 2005 was $750,000. During fiscal 2005, Mr. Lazaran received approximately $330,000 in annual salary payments. In October 2005, Mr. Lazaran received approximately $292,514 in bonus payments pursuant to the First Quarter Incentive Bonus Plan, described below, that was put into place at the beginning of fiscal 2005. For additional information relating to compensation paid to Mr. Lazaran for fiscal 2005, see the section “Executive Compensation” in this Proxy Statement.

What are the primary components of the Company’s executive compensation program?

In fiscal 2005 the primary components of our executive compensation program were the following.

Base Salary

Individual salary levels are based on a number of factors that include the executive’s performance, responsibilities, experience and tenure, as well as the Company’s circumstances. The Committee reviews possible merit increases in base salary at least annually in August of each year. In August 2004, in light of poor Company performance, the Committee did not approve annual base salary increases for our executives, with the exception of the General Counsel, who did receive a salary increase.

Annual Incentive Bonus

The Company’s annual incentive bonus links pay and performance by providing a compensation opportunity to participants based on the Company’s achievement of performance goals that are established by the Committee.

The Committee approved a First Quarter Incentive Bonus Plan based solely on the Company achieving predetermined sales and pre-tax profit targets for the first quarter of fiscal 2005. “Threshold,” “Target” and “Superior” performance levels for first quarter sales and pre-tax profit were established by the Committee at the beginning of the fiscal year. The Committee established this single quarter bonus program to more closely align executive compensation to short-term business performance and goals. Bonuses were paid in October 2004 based on the Company’s first quarter performance.

During the first quarter of fiscal 2005, the Committee also established an Annual Incentive Bonus Plan for the remainder of fiscal 2005. This bonus program was based 50% on pre-determined sales and pre-tax profit levels, with “Threshold,” “Target” and “Superior” performance levels established by the Committee. The remaining 50% of the bonus was based on the achievement by each individual of pre-established manager business objectives (“MBOs”) directly related to Company turnaround goals. The Committee introduced MBOs into the Annual Incentive Bonus Plan because it believed the MBOs would focus executives on key areas of responsibility, aligning executive compensation with Company turnaround goals desired to be achieved over the course of the fiscal year. To further align executive compensation with shareholder interests, all payouts under the plan were conditioned on the Company achieving a threshold level of pre-tax profit. Because the Company did not achieve this threshold level of pre-tax profit, no bonuses were paid pursuant to this plan.

In light of the Company’s fiscal performance and its bankruptcy filing in the third quarter, the Committee acknowledged that annual incentives would not be earned in the final three quarters of fiscal 2005. To recognize the challenges of operating within the environment of a bankruptcy and to motivate and encourage progress towards a restructuring, at the beginning of the fourth quarter the Committee established a Fourth Quarter Incentive Bonus Plan based upon achievement of sales and operating cash flow targets established by the Committee. Bonuses were paid in September 2005 pursuant to this plan.

Long-Term Incentives

The Company’s long-term incentive compensation for executive officers and key employees generally consists of grants of stock options through our Key Employee Stock Option Plan and grants of performance accelerated restricted stock (PARS), with contingent cash awards, through our Restricted Stock Plan. In prior fiscal years, the aggregate amount of an executive’s potential annual long-term incentive award generally corresponded to a multiple of the executive’s base salary. These multiples ranged from 15% to 150%, with a 150% multiple applicable to all of the Company’s named executive officers except for the chief executive officer, who had a 325% multiple.

In light of the Pre-Bankruptcy Retention Plan approved by the Committee in the first quarter of fiscal 2005, the Committee did not grant stock options to Company officers during fiscal 2005, except for options granted to Mr. Nussbaum pursuant to a previous contractual commitment and the options provided for in Mr. Lynch’s employment agreement described above. PARS were most recently issued in fiscal 2004 and, by their terms, could not vest prior to fiscal 2007. Because new PARS are not granted until previously issued PARS have fully vested, no PARS, or accompanying contingent cash awards, were awarded in fiscal 2005. The Committee has not issued equity awards of any kind subsequent to the Company’s bankruptcy filing and does not anticipate doing so other than in conjunction with the approval of a plan of reorganization.

What special retention programs were established by the Committee in fiscal 2005?

During fiscal 2005 the Committee focused on developing the programs necessary to retain key executives. Retention risks increased due to poor business performance and declines in the market price of the Company’s common stock. As a result of the decline in the market price of the Company’s stock, the exercise prices of stock options previously granted to executives and other key employees are considerably higher than the current market price of the common stock; therefore, the value of previously awarded long-term incentives is diminished. In light of these circumstances, and to properly motivate executives with respect to the achievement of the Company’s reorganization objectives, the Committee adopted compensation strategies designed to enhance the Company’s ability to retain key executives and employees.

Pre-Bankruptcy Retention Plan

In August 2004, the Committee decided that it was advisable to award certain key officers retention bonuses to help ensure that the officers remained with the Company for at least one and one-half years to execute the Company’s turnaround objectives. The retention bonuses generally provided for cash payments in an aggregate amount equal to a pre-determined multiple of the executive’s base salary. The multiples applicable to the Company’s senior vice presidents ranged from 150% to 200%. Multiples for other key employees ranged from 35% to 100%. Retention bonus payments were to be made in three equal installments over an 18-month period in 2005 and 2006. Six senior vice presidents and two other officers of the Company received their first retention bonus payments as scheduled in January and February 2005. All other payments were scheduled to be made no earlier than April 2005. However, the remaining retention bonuses were not made due to the Company’s bankruptcy filing. The Company has not assumed obligations relating to this Pre-Bankruptcy Retention Plan in connection with its bankruptcy filing, and does not anticipate any retention bonus payments being made pursuant to this plan in the future.

Lynch Retention Bonus

Mr. Lynch joined the Company subsequent to the creation of the Pre-Bankruptcy Retention Plan in August 2004, and therefore was not a participant in the plan. In February 2005 the Committee recognized, in light of the declining market price of the Company’s common stock, that the equity incentives granted to Mr. Lynch at the time he joined the Company would not serve as an effective retention tool. As a result, the Committee determined it was in the best interest of the Company to pay Mr. Lynch a $1,500,000 retention bonus on February 17, 2005 to encourage him to remain in the Company’s employ. The entire amount of the bonus payment must be returned by Mr. Lynch if, prior to December 31, 2005, his employment is terminated with cause by the Company (as defined in Mr. Lynch’s employment agreement) or voluntarily by him. This retention bonus payment was intended to be the exclusive retention compensation paid to Mr. Lynch in fiscal 2005 and, as a result, he is not included in the Bankruptcy Retention Bonus Program described below. For additional information relating to the components and amounts of Mr. Lynch’s overall compensation for fiscal 2005, see the section “Executive Compensation” in this Proxy Statement.

Bankruptcy Retention Bonus Program

In light of the Company’s bankruptcy filing, the Committee reviewed its then-existing retention programs and approved a Bankruptcy Retention Bonus Program. In June 2005, the Bankruptcy Court approved the program. The Bankruptcy Retention Bonus Program provides for payments to officers and other key employees to motivate them to remain with the Company during the bankruptcy and at least 90 days after a plan of reorganization is approved and to execute the Company’s reorganization objectives. The bankruptcy retention bonuses generally provided for a cash payment in an amount equal to a pre-determined multiple of the officer or key employee’s base salary. For senior vice presidents and the two other officers who received a pre-bankruptcy retention bonus payment, the multiples take into account those prior bonus payments. Accordingly, a 100% multiple is applicable to the Company’s senior vice presidents. Multiples for other officers and key employees range from 25% to 100%. Bankruptcy retention bonus payments are to be made in four equal installments. The first payment was made in June of 2005. The remaining payments are to be paid (a) on November 15, 2005, (b) on the earlier of the date a plan of reorganization is approved or March 15, 2006, and (c) 90 days after a plan of reorganization is approved.

In light of the unique retention needs of a company in bankruptcy, the Bankruptcy Retention Bonus Program includes approximately 283 officers and key employees of the Company, as compared to the approximately 48 executives covered under the Pre-Bankruptcy Retention Plan.

What types of severance programs are maintained by the Company?

In light of the Company’s bankruptcy filing, the Committee reviewed the executive and non-executive severance policies and practices of the Company. A new, post-bankruptcy severance program adopted by the Committee was approved by the bankruptcy court in June 2005. In response to the unique concerns of associates employed by a company in bankruptcy, the severance program is designed to provide appropriate levels of severance to executives and to create a severance program for all associates to assist the Company in retaining targeted associates as it implements its reduction-in-force and takes other steps impacting associates in connection with the reorganization.

The executive severance program provides for severance payments to key executives in the event the executive’s employment is terminated without cause by the Company or by the executive with good reason. Severance ranges from six months to 18 months of base salary, with 24 months of base salary for the chief executive officer. The severance program provides severance to all other associates in an amount equal to one week of base salary for every year of service with the Company, with certain minimum guaranteed severance payments based on title. Severance payments to any executive or key employee will be reduced by the amount of bankruptcy retention bonus payments received by the individual.

Do we provide any other executive benefits?

Our executive compensation program also includes various employee benefits. Generally, these benefits serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death. They are similar to the benefits offered to our other employees but, in some cases, include variations which are intended to enhance the tax efficiency of the benefit to the recipient or serve as a substitute for benefit opportunities lost due to regulatory contribution limits or changes in company policies. Participation in the contributory defined benefit programs available to officers—the Supplemental Retirement Plan and a Senior Corporate Officer Management Security Plan—was suspended after the Company’s bankruptcy filing.

What factors does the Committee consider in making compensation determinations?

We utilize both quantitative and qualitative indicators of corporate and individual performance when determining total compensation and awarding equity-based compensation for the Company’s executive officers and key employees. Quantitative factors include, among others, achievement of corporate sales targets, pre-tax profit targets and return on capital. Qualitative factors include achievement of pre-established performance goals relative to the Company’s business objectives and strategic initiatives, as well as subjective assessments of individual performances.

We also receive input and estimates from external sources of what a selected peer group of companies pay their key employees. Historically, the Company has evaluated its compensation program and individual compensation awards in relation to a selected peer group of companies consisting of other grocery and non-grocery retailers, because the Company competes for executives with companies both inside and outside the retail food industry. We considered all these factors in making our compensation determinations with respect to fiscal year 2005, including with respect to our current and former chief executive officers.

How do we handle limitations on the tax deductibility of compensation?

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility. Covered officers include each person that served as chief executive officer during the fiscal year and each of the other named executive officers. The Key Employee Stock Option Plan and the Restricted Stock Plan provide the Committee with the flexibility to grant options and issue restricted stock awards that may, in the Committee’s discretion, either qualify as performance-based compensation or not.

The Committee’s general policy is to structure compensation programs that allow the company to fully deduct compensation under the one million dollar limitations of Section 162(m). However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interest of the Company and its shareholders. After a thorough review and analysis of alternatives, the Committee determined that it was appropriate and in the best interests of the Company and its shareholders to pay Mr. Lynch the performance- and non-performance-based compensation set forth in the Summary Compensation Table in the section “Executive Compensation” in the Proxy Statement for fiscal 2005, even if a portion of his compensation exceeds the one million dollar deductibility limit.

This Report is submitted by the members of the Compensation Committee who are:

Julia B. North, Chair

John H. Dasburg

Charles P. Stephens

STOCK PERFORMANCE GRAPH

The following graph sets forth the yearly percentage change in the cumulative total shareholder return on Winn-Dixie’s common stock during the five fiscal years ended June 29, 2005, compared with the cumulative total returns of the S&P 500 Index and a Peer Group-Food Retail Index compiled by Zack’s Investment Research, Inc.(1) The comparison assumes $100 was invested on June 30, 2000, in Winn-Dixie common stock, in the S&P 500 Index and in the Peer Group-Food Retail Index, and assumes reinvestment of dividends.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

June 2005

(1)	Includes, but is not limited to, the following companies: Albertson’s, Kroger, Safeway and Winn-Dixie.

	Dollar Value of $100 Investment at June 30,
	2000	2001	2002	2003	2004	2005
Winn-Dixie common stock	100.00	191.99	117.04	93.72	55.82	8.45
S&P 500 Index	100.00	85.18	69.86	70.03	83.40	88.66
Peer Group-Food Retail Index	100.00	108.13	82.58	60.86	71.93	66.83

AUDIT COMMITTEE REPORT

What governs the activities of the Audit Committee?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for its composition and meetings. In February 2005, our Board of Directors amended the Audit Committee Charter. The current charter is attached as Appendix A to this proxy statement. The charter can also be found on the Corporate Governance page of our Web site at www.winn-dixie.com.

How does the Audit Committee conduct its meetings?

During fiscal 2005, the Audit Committee met with the senior members of our executive and financial management team and representatives of KPMG LLP, our independent registered public accounting firm, at each of its meetings. The Audit Committee’s agenda was established by the Chairman, the Chief Financial Officer and the Director of Internal Audit. At each meeting, the Audit Committee reviewed and discussed various financial, regulatory and compliance issues, the report of the Internal Audit department, and a report of the Disclosure Committee. The Audit Committee also had private, separate sessions at each regular meeting with representatives of KPMG, the Chief Financial Officer and the Director of Internal Audit, at which meetings candid discussions of financial management, accounting and internal control issues took place. Additionally, the Chairman had separate discussions regularly with representatives of KPMG, the Chief Financial Officer, the General Counsel and the Director of Internal Audit.

What matters have members of the Audit Committee discussed with the independent registered public accounting firm?

In its meetings with representatives of the independent registered public accounting firm, the Audit Committee asked them to address and discussed their responses to several questions that the Audit Committee believed were particularly relevant to its oversight. These questions included:

•	Are there any significant judgments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•	Based on the auditors’ experience, and their knowledge of the Company, do our financial statements fairly present to investors, with clarity and completeness, our financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of the Company, have we implemented internal controls and internal audit procedures that are appropriate for us?

•	During the course of the fiscal year, have the auditors received any communication or discovered any information indicating any improprieties with respect to our accounting and reporting procedures or reports?

The Audit Committee has also discussed with the auditors that they are retained by the Audit Committee and that the auditors must raise any concerns about our financial reporting and procedures directly with the Audit Committee. Based on these discussions with representatives of the independent registered public accounting firm, the Audit Committee believes it has a basis for its oversight judgments and for recommending that our audited financial statements be included in the Annual Report on Form 10-K for fiscal 2005.

What has the Audit Committee done with regard to our audited financial statements for fiscal 2005?

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with our management and KPMG; and

•	Discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

Has the Audit Committee considered the independence of our auditor?

The Audit Committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG is independent from the Company and its management.

Has the Audit Committee reviewed the fees paid to the independent registered public accounting firm during fiscal 2005?

The Audit Committee has reviewed and discussed the fees paid to KPMG during fiscal 2005 for audit, audit-related and tax services, which are set forth in this proxy statement under “Principal Audit Fees and Services.” The Audit Committee has determined that the provision of the non-audit services is compatible with KPMG’s independence.

Who prepared this report?

This report has been furnished by the members of the Audit Committee at the end of fiscal 2005:

Edward W. Mehrer, Jr., Chair

John E. Anderson

Carleton T. Rider

Ronald Townsend

Principal Audit Fees and Services

What were the services provided by and fees paid to KPMG in the last two fiscal years?

KPMG billed us fees for the following services in fiscal years 2005 and 2004:

•	Audit Fees: KPMG billed us aggregate fees for audit services of $3.5 million in 2005 and $885,000 in 2004.

•	Audit-Related Fees: KPMG billed us aggregate fees of $115,000 in 2005 and $160,900 in 2004 for audit-related services. Audit-related services include audits of supermarkets in the Bahamas and our profit sharing/401(k) plan, and for internal control planning.

•	Tax Fees: KPMG billed us fees for tax services, including tax compliance and consulting, in the amounts of $208,000 in 2005 and $205,425 in 2004.

•	All Other Fees: None.

In accordance with SEC rules and our Audit Committee Charter, the Audit Committee approved all fees billed by KPMG in fiscal year 2005.

What are the pre-approval policies of the Audit Committee for audit and non-audit services?

Under our Audit Committee Charter, the Audit Committee has established pre-approval policies. Under these policies, the Audit Committee approves the annual budget for all audit and non-audit services and pre-approves all engagements of the independent registered public accounting firm to provide non-audit services. The Committee’s general policy is to restrict the engagement of the independent registered public accounting firm to providing audit and tax-related services. The Committee will not approve the external auditor to be the provider of the following non-audit services (as interpreted by the SEC):

•	bookkeeping and other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisals or valuation services;

•	fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker or dealer, investment adviser or investment banking services;

•	legal services or expert services unrelated to the audit; and

•	any other services determined by law to be prohibited.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended June 29, 2005, Holland & Knight LLP provided legal services to Winn-Dixie. Tillie K. Fowler, who served as a director during fiscal 2005, was a partner of Holland & Knight LLP. Fees for these legal services were less than $100,000, which represented less than 2% of Holland & Knight’s revenues during its last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such forms that we received and written representations from certain reporting persons, we believe that during our most recently completed fiscal year ended June 29, 2005, all of our executive officers, directors and ten percent shareholders complied with all applicable reporting requirements, except for the late filing of a Form 4 to report the grant of restricted stock and a stock option in October 2004 for one of our executive officers, D. Michael Byrum, due to an administrative error.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

To be included in our 2006 proxy statement, we must receive in writing any shareholder proposals intended to be presented at our 2006 Annual Meeting of Shareholders on or before July 5, 2006. We must receive in writing any shareholder proposals to be considered at our 2006 Annual Meeting of Shareholders, but not included in our 2006 proxy statement, by September 16, 2006. Under Rule 14a-4(c)(1) of the Exchange Act, we will have discretionary authority to vote on any shareholder proposal that we do not receive by September 16, 2006. Written copies of shareholder proposals should be sent to our corporate headquarters at 5050 Edgewood Court, Jacksonville, Florida 32254-3699 to the attention of the Secretary. To ensure prompt receipt, proposals should be sent by certified mail return receipt requested. All proposals must comply with the proxy rules relating to shareholder proposals.

MISCELLANEOUS

As of the date of this proxy statement, management does not know of any other matter that will come before the meeting.

By Order of the Board of Directors,

Larry B. Appel

Secretary

October 27, 2005

Please sign and return the enclosed proxy promptly. Alternatively, you may give a proxy electronically or by telephone by following the instructions on your proxy card or in the proxy statement. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

WINN-DIXIE STORES, INC.,

as amended February 2, 2005

The purpose of the audit committee is to assist the board of directors in fulfilling its oversight of (a) the integrity of our financial statements and financial reporting, (b) the integrity and effectiveness of our disclosure and internal controls, (c) our compliance with applicable law, regulatory requirements and our Company’s code of conduct, senior officers code of ethics and other compliance policies, (d) the independence, qualifications and performance of our external auditors and (e) the independence, qualifications and performance of our internal auditors. The committee also prepares an annual report of its activity for publication in our proxy statement in accordance with applicable Securities and Exchange Commission (SEC) and other regulatory requirements.

Responsibilities of the Committee

Oversight of Integrity of Financial Statements and Financial Reporting

Financial Statements:    The audit committee reviews and discusses with management and external auditors our annual and quarterly financial statements, including Management’s Discussion and Analysis of Results of Operations and Financial Condition (“MD&A”), prior to the filing of each Report on Form 10-K or 10-Q. This review includes matters required to be reviewed under legal, regulatory and New York Stock Exchange (NYSE) requirements and the items required by SAS 61 in the case of annual financial statements and SAS 100 in the case of quarterly financial statements. In reviewing Forms 10-K and 10-Q, the committee reviews the process for quarterly certifications by the chief executive and chief financial officers of the Company.

Reporting Issues:    While the fundamental responsibility for the company’s financial statements and disclosures rests with management and the external auditor, the audit committee reviews: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and major changes as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the external auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements.

Following completion of the annual audit, the audit committee also reviews separately with each of management and the external auditors any problems, difficulties or disagreements encountered during the course of the audit, including any restrictions on the scope of work or access to required information. As part of this review the audit committee, among other items, reviews: (a) any accounting adjustments that were noted by the independent accountants but were “passed,” (b) any communications between the audit team and the external auditors’ national office respecting auditing or accounting issues raised by the engagement, (c) any management letter or internal control letter issued (or proposed to be issued) by the external auditors to the Company and (d) the responsibilities, budget and staffing of the Company’s internal audit function.

Press Releases:    The audit committee reviews all earnings press releases prior to release of the information, including a review of the type and presentation of information to be included (paying particular attention to any use of “pro forma” or adjusted GAAP information) and any earnings guidance. Management reviews with the committee all presentations to analysts or ratings agencies that represent a significant adjustment in our business operations, results or strategies.

Oversight of Integrity and Effectiveness of Disclosure and Internal Controls

Review of Disclosure Committee Activity:    The audit committee reviews with management and external auditors the processes employed by our Company to ensure our disclosure and internal controls are effective. This includes a review of the procedures employed by the Company’s disclosure committee.

Internal Controls:    The audit committee reviews with management management’s opinions relating to the design and effectiveness of disclosure and internal controls, recent evaluations of the adequacy of these controls, whether or not management is aware of any significant deficiencies or material weakness in the design or operation of our internal controls, instances of fraud involving management or other employees having a significant role in our internal controls and significant changes made relating to these controls. The committee also advises management on the scope of internal and external auditor review of disclosure and financial controls policies and procedures, including the adequacy of these reviews, their material findings and management’s responses.

Oversight of Compliance Program

Compliance Program:    The audit committee reviews the effectiveness of our Company’s system for monitoring compliance with laws, regulations and our compliance policies, including our Code of Conduct. This process includes regular reviews of our compliance policies, the material risks and related processes being monitored, relevant training, compliance activity and management follow-up and disciplinary actions. The committee also reviews and evaluates the processes used by the Company to communicate our Code of Conduct and other compliance policies to all associates and to inform associates of the mechanisms available to them for reporting concerns.

Management Reports:    The audit committee discusses with management the status and results of significant management investigations into compliance-related issues. It also receives regular reports from the general counsel regarding significant legal and compliance matters, including material litigation, other potentially material contingent liabilities and material reports or inquiries received from regulators or governmental agencies.

Oversight of External Auditor

Selection:    The audit committee, in its capacity as a committee of the board of directors, is directly responsible for the appointment, compensation, retention and oversight of the work of our external auditor. It is responsible for establishing a clear understanding with management and the external auditor that the external auditor reports directly to the audit committee. The committee is responsible for resolving disagreements between management and the external auditors over financial reporting. Although it has sole authority to appoint the external auditor, the committee will continue its practice of recommending that the board of directors ask our shareholders to ratify its selection annually. In making determinations on the appointment of the external auditor, the committee reviews the capabilities and audit programs of the auditing firm, as well as the experience and qualifications of the primary partners on the audit team. The audit committee is also responsible for replacing the external auditor, when appropriate.

Controls:    The audit committee reviews and approves the external auditor’s proposed audit scope and plans, including coordination of the activities of the internal and external auditors. The committee also approves the annual budget for all audit and non-audit services to be provided. The audit committee pre-approves all engagements of the external auditor. The committee’s general policy is to restrict the engagement of the external auditor to the provision of audit and tax-related services. The committee will not approve the external auditor to be the provider of the following non-audit services (as interpreted by the SEC): bookkeeping and other services related to our accounting records or financial statements; financial information systems design and implementation; appraisals or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, investment adviser or investment banking services; legal services or expert services unrelated to the audit; and any other services determined by law to be prohibited. The audit committee will ensure that the lead and reviewing partners assigned to our Company’s audit are rotated no less frequently than every five years.

Auditor Reports:    The audit committee receives and reviews on an at least annual basis written reports from the external auditor (a) regarding its independence, describing all relationships, if any, between the external auditor and our Company, including those contemplated by Independence Standards Board Standard No. 1 and (b) describing the firm’s internal quality-control procedures, including any material issues raised by the most recent internal quality control review or peer review of the firm or by any inquiry or investigation by any governmental or professional authorities in the last five years respecting one or more independent audits carried out by the firm, and any steps taken by the firm to deal with any such issues. The audit committee actively engages in a dialogue with the external auditor with respect to these reports. The committee also reviews all management letters provided to the Company by the external auditor and monitors management’s response to the recommendations.

Evaluation of the External Auditor: After reviewing the report described above and the external auditor’s work throughout the year, the audit committee evaluates the qualifications, performance and independence of the external auditors, the competence, experience and qualifications of the lead partner and senior members of the external auditors’ team, and the quality control procedures of the external auditors. In making this evaluation, the audit committee takes into account the opinions of management and the Company’s internal auditors. The audit committee presents its conclusions with respect to the external auditors to the board of directors.

Oversight of Internal Auditors

Reporting Relationship:    The audit committee reviews the organization of our internal audit department, including its staffing and budget. The director of internal audit reports directly to the committee and may not be replaced without the prior approval of the committee.

Oversight of Activity:    The audit committee also regularly reviews the programs maintained by our internal audit department. To that end, the committee reviews at least annually the risk assessment process employed by the internal audit department and the results of the risk assessment process. In addition, the committee reviews the process maintained by the internal audit department to track its activities, findings and follow-up by management on internal audit department recommendations. The audit committee reviews significant internal audit department findings and recommendations to Company management, as well as the responses to the recommendations. Finally, the committee ensures there are no inappropriate restrictions imposed by Company management that impair the ability of the internal audit department to perform its function or access necessary information.

Discussion of Risk Management Policies:    The audit committee discusses with management and the external auditors, as appropriate, the Company’s risk assessment and risk management policies, including (a) the guidelines and policies by which management assesses and manages the Company’s exposure to risk, and (b) the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures.

Membership of the Committee

Composition and Structure:    The audit committee is composed of no less than three directors, one of which serves as chair, appointed by the board of directors upon the recommendation of the nominating and corporate governance committee. All members of the committee must be independent as certified pursuant to our Governance Principles, Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NYSE Listing Standards (the “NYSE Standards”) and other applicable law. In addition, because of the demanding role and responsibility of serving on an audit committee, no member of our audit committee may serve on more than two other audit committees of publicly traded companies. In the event a member of our audit committee accepts membership on more than two other such audit committees, he or she shall immediately submit his or her resignation from the audit committee to the chair of the nominating and corporate governance committee.

Qualifications:    All members of the audit committee must be financially literate and at least one member of the committee must have accounting or related management expertise. Unless the board of directors determines otherwise, at least one member must be an “audit committee financial expert” as such term is defined by SEC rules and regulations.

Tenure:    Committee members are appointed and removed as provided in our Governance Principles.

Meetings of the Committee

Meetings:    The audit committee meets at least four times each year in conjunction with the board of directors meetings. The committee may hold additional meetings at the request of the chair. In addition, at or immediately prior to each of those meetings, the committee reviews the proposed Annual Report on Form 10-K or Quarterly Report on 10-Q filing and associated earnings release. The committee maintains minutes or other records of meetings and activities.

Executive Sessions:    At each audit committee meeting, the committee will meet in separate executive sessions, without other representatives of Company management, with the external auditors and with our director of internal audit. In addition, the committee will meet on a regular basis in executive session with our senior vice presidents of legal and finance.

Management Staffing:    The primary senior management liaison to the audit committee is the senior vice president, finance. The CEO and Chair are invited to all committee meetings. In addition, the senior vice president, legal; vice president, accounting; vice president, treasurer; and director of internal audit typically attend meetings of the committee. No other directors or members of Company management attend committee meetings other than pursuant to the express invitation of the chair of the committee.

Reports to the Full Board:    The audit committee reports to the board of directors with respect to its meetings and activities, including any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s external auditors or the performance of the internal audit function.

Policy on Hiring Employees or Former Employees of the External Auditor

We believe that it may be beneficial from time to time for our Company to hire employees or former employees of our external auditor, including employees who have worked on our audits. These individuals’ talents, and their familiarity with our Company and its processes and controls, may make them valuable associates. However, to ensure an appropriate level of independence between our external auditor and internal staff, the audit committee sets clear hiring policies for employees or former employees of the external auditors and must (a) pre-approve the hiring of any individual to a director- or officer-level position in our Company if the individual has been a member of our external audit team in the previous two years and (b) review no less than annually a list of all individuals hired by our Company, regardless of position, who had been employed by our external audit firm in the previous three years, regardless of whether they were a member of our external audit team.

Process for Handling Certain Complaints

The audit committee maintains procedures for the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters. As part of the board’s procedure for receiving and handling these complaints, the Company retains an independent company to maintain an anonymous, confidential, toll-free telephone number for receiving such complaints. The existence of this telephone number is published on our Web site and in all applicable Company compliance policies, with notice that calls to the number will be provided directly to a representative of the audit committee.

A full transcript of all calls received on this telephone number is provided to the chair of the audit committee, our general counsel and our director of compliance. Calls are investigated as directed by the chair of the committee and tracked separately. The status of these investigations is reported to the audit committee at each meeting, to receive direction from the committee and to allow the committee to ensure appropriate follow-up.

Other Matters

Authority and Delegation:    With regard to all matters described in this charter, the committee has the full power and authority to act in support of the board of directors, which retains the ultimate authority in these matters except as otherwise required by law or New York Stock Exchange requirements. The committee may not delegate any authority required by this charter to be exercised by the full committee.

Outside Advisors:    The audit committee has the authority to engage independent counsel and financial advisors and such other advisors as it deems appropriate. In the event the committee determines to retain any such advisors, the committee has the sole authority to approve the firm’s scope of assignment, fees and other terms of retention/termination.

Evaluations:    At least once each year, the audit committee will evaluate its own performance. Each member of the committee will evaluate the committee. These evaluations will be reviewed by the chair of the committee. The chair will discuss evaluation results with the chair of the nominating and corporate governance committee and with the chairman of the board.

Charter Review:    At least once each year, the audit committee will review this charter and recommend changes, if any, to the nominating and corporate governance committee, which will recommend changes, if any, to the board of directors.

WINN-DIXIE STORES, INC.

5050 EDGEWOOD COURT • JACKSONVILLE, FLORIDA • 32254-3699

Proxy Solicited by the Board of Directors for the Annual Meeting of Shareholders

to be held on December 8, 2005

You can submit your proxy by mail, by telephone or through the Internet.

Please use only one of the three response methods.

Please have your proxy card in hand when voting by telephone or through the Internet.

BY MAIL		BY TELEPHONE		THROUGH THE INTERNET

Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	Or

Available until 12:00 noon EDT
on December 7, 2005

Call toll free 1-866-235-8913 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

Or

Available until 12:00 noon EDT
on December 7, 2005

Access the website at

https://www.proxyvotenow.com/win

to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

If you want to receive your proxy materials electronically in the future, please vote your shares and sign up for electronic delivery through the Internet at https://www.proxyvotenow.com/win.

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

Ú FOLD AND DETACH HERE Ú

The undersigned hereby appoints H. JAY SKELTON, T. WAYNE DAVIS and CHARLES P. STEPHENS, and each of them, as proxies, with full power of substitution and resubstitution, to vote all shares of Common Stock of Winn-Dixie Stores, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, December 8, 2005, at 9:00 a.m., local time, at the corporate headquarters of the Company, 5050 Edgewood Court, Jacksonville, Florida, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged. The proxies are directed to vote on the matters described in the Notice of Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournment thereof. The undersigned hereby revokes any proxy given to any person or persons whomsoever (other than the proxies named above) to vote such Common Stock and ratifies and confirms all that the proxies named above may or shall do by virtue hereof.

This proxy card also constitutes voting instructions for shares held in the dividend reinvestment plan and the Winn-Dixie Stores, Inc. 2000 Employee Stock Plan and, if registrations are identical, shares held in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan, as described in the Proxy Statement.

SIGNATURE(S)

DATE: , 2005

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, the vote will supersede this proxy.

Ú  FOLD AND DETACH HERE  Ú

Please mark your votes as in this example.	☒

WINN-DIXIE STORES, INC.

Proxy Solicited by the Board of Directors for

the Annual Meeting of Shareholders

to be held on December 8, 2005

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2

	FOR*	WITHHOLD FROM ALL			FOR	AGAINST	ABSTAIN
1. Election of Class III Directors	☐	☐	Class III Nominees: 01 John E. Anderson	2. Ratification of KPMG as independent registered public accounting firm	☐	☐	☐
02 Julia B. North 03 Carleton T. Rider

*	Except withhold votes from the following nominee(s):

Your vote is important. Please vote by telephone, through the Internet or by signing and dating this proxy card on the reverse side and returning promptly in the enclosed postage-paid envelope so that your shares can be represented at the meeting.

— PLEASE SIGN AND DATE ON REVERSE SIDE —